                                                                  EXECUTION COPY

================================================================================

                            REORGANIZATION AGREEMENT

                                     between

                     Central European Media Enterprises Ltd.

                                       and

                              SBS Broadcasting S.A.

                           Dated as of March 29, 1999




================================================================================

                                TABLE OF CONTENTS

                                                                            Page

 1. The Sale and Closing......................................................2

               1.1. Sale and Purchase.........................................2
               1.2. Closing...................................................3
               1.3. Articles of Incorporation.................................5
               1.4. Directors and Officers of the Surviving Company...........5

 2. Winding Up and Dissolution of Seller......................................5

 3. Representations and Warranties of Seller..................................6

               3.1. Organization, Standing and Corporate Power................6
               3.2. Acquired Assets...........................................6
               3.3. Subsidiaries..............................................7
               3.4. Capital Structure.........................................7
               3.5. Authority; Noncontravention...............................8
               3.6. SEC Documents; Undisclosed Liabilities....................9
               3.7. Information Supplied......................................10
               3.8. Absence of Certain Changes or Events......................11
               3.9. Litigation 11
               3.10. Benefit Plans............................................12
               3.11. Compliance with Applicable Laws..........................12
               3.12. Taxes ...................................................13
               3.13. Voting Requirements......................................14
               3.14. Brokers .................................................15
               3.15. Opinion of Financial Advisor.............................15
               3.16. Contracts ...............................................15
               3.17. Insurance ...............................................17
               3.18. Dissenters' Rights.......................................17

 4. Representations and Warranties of the Surviving Company...................17

               4.1. Organization, Standing and Corporate Power................17
               4.2. Subsidiaries..............................................17
               4.3. Capital Structure.........................................18
               4.4. Authority; Noncontravention...............................19
               4.5. SEC Documents; Undisclosed Liabilities....................20
               4.6. Information Supplied......................................21
               4.7. Absence of Certain Changes or Events......................22
               4.8. Litigation ...............................................22
               4.9. Benefit Plans.............................................22
               4.10. Taxes ...................................................23
               4.11. Voting Requirements......................................25
               4.12. Brokers .................................................25
               4.13. Compliance with Applicable Laws..........................25
               4.14. Contracts ...............................................26
               4.15. Insurance ...............................................26
               4.16. Opinion of Financial Advisor.............................26


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 5. Covenants Relating to Conduct of Business.................................26

               5.1. Conduct of Business by the Surviving Company..............26
               5.2. Conduct of Business by Seller.............................29
               5.3. Other Actions.............................................32
               5.4. Advice of Changes.........................................32

 6. Additional Agreements.....................................................32

               6.1. Preparation of the Form F-4 and the Joint Proxy
                         Statement......... ..................................32
               6.2. Shareholders Meetings.....................................33
               6.3. Acquisition Proposals.....................................33
               6.4. Letters of the Accountants................................34
               6.5. Access to Information; Confidentiality....................34
               6.6. Reasonable Efforts........................................35
               6.7. Seller Stock Options and Seller SARs......................35
               6.8. Certain Employee Arrangements.............................37
               6.9. Indemnification, Exculpation and Insurance................37
               6.10. Expenses ................................................37
               6.11. Public Announcements.....................................38
               6.12. Affiliates ..............................................38
               6.13. NASDAQ Listing...........................................38
               6.14. Stockholder Litigation...................................38
               6.15. Tax Treatment............................................38
               6.16. Further Assurances.......................................38
               6.17. Certain Liquidation......................................39
               6.18. Indemnification Pending Completion of the
                         Liquidation.... .....................................39
               6.19. Debt Consent.............................................39

 7. Conditions Precedent......................................................40

               7.1. Conditions to Each Party's Obligation To Effect the
                         Sale.. ..............................................40
               7.2. Conditions to Obligations of Seller.......................41
               7.3. Conditions to Obligations of the Surviving Company........41

 8. Termination, Amendment and Waiver.........................................42

               8.1. Termination Events........................................42
               8.2. Effect of Termination; Termination Fee....................43
               8.3. Amendment ................................................44
               8.4. Extension; Waiver.........................................44
               8.5. Procedure for Termination, Amendment, Extension or
                         Waiver. .............................................44

 9. General Provisions........................................................44

               9.1. Nonsurvival of Representations and Warranties.............44
               9.2. Notices ..................................................45
               9.3. Definitions ..............................................46
               9.4. Counterparts..............................................53
               9.5. Entire Agreement; No Third-Party Beneficiaries............53


                                      -ii-

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               9.6. Governing Law.............................................53
               9.7. Assignment ...............................................53


                                    EXHIBITS

Exhibit 1.2               Form of Seller's Voting Agreement
Exhibit 2                 Plan of Winding Up and Dissolution
Exhibit 3                 Form of Tax Opinion
Exhibit 4                 Form of Officer's Tax Certificates

                                    SCHEDULES

Schedule 1.1              Acquired Assets
Schedule 1.1(a)           Assumed Liabilities
Schedule 1.4              Directors and Officers
Schedule 7.1              Required Consents

                  REORGANIZATION AGREEMENT, dated March 29, 1999, between Central European Media Enterprises Ltd., a Bermuda corporation ("Seller"), and SBS Broadcasting S.A., a Luxembourg corporation (the "Surviving Company").

                                R E C I T A L S:

                  WHEREAS, Seller, through its Subsidiaries (as such term and certain other capitalized terms used are defined in Section 9.3) and affiliates, is engaged in the business of owning and operating commercial television broadcasting companies in Central and Eastern Europe, and the Surviving Company is engaged in the business of owning and operating commercial television and radio broadcasting companies in Western and Central Europe;

                  WHEREAS, the Board of Directors of each of Seller and the Surviving Company deems it advisable and in the best interests of such corporation and its shareholders that, on the terms and conditions set forth herein (i) Seller sell to the Surviving Company, and the Surviving Company acquire from the Seller, all of the assets, business, properties and rights of Seller and (ii) the Surviving Company assume, pay, honor and discharge any and all liabilities, obligations and commitments of Seller, in exchange for shares of common stock, par value $1.50 per share (the "Surviving Company Common Stock"), of the Surviving Company (such transaction being referred to herein as the "Sale");

                  WHEREAS, the Board of Directors of Seller deems it advisable and in the best interests of Seller and its shareholders that, promptly upon the consummation of the Sale, Seller, in accordance with The Companies Act 1981 of Bermuda, as amended (the "BCA"), and as a part of an integrated plan of reorganization including the Sale, wind up and distribute all of its assets to its shareholders in accordance with this Agreement and the Plan of Winding Up and Dissolution set forth in Exhibit 2 hereto (the "Plan of Liquidation," and such transaction being referred to herein as the "Liquidation") and commence to dissolve in accordance with the provisions of the BCA;

                  WHEREAS, the Principal Surviving Company Shareholders are entering contemporaneously herewith into a Shareholders' Agreement, dated the date hereof (the "Surviving Company Shareholders' Agreement"), with Seller providing, among other things, that subject to the terms and conditions thereof each such shareholder will vote his shares of Surviving Company Common Stock to approve this Agreement and the transactions contemplated hereby;

                  WHEREAS, the Principal Seller Shareholders are entering contemporaneously herewith into a Shareholders' Agreement, dated the date hereof (the "Seller Shareholders' Agreement", and together with the Surviving Company Shareholders' Agreement, the "Shareholders' Agreements"), with the Surviving Company providing, among other things, that subject to the terms and conditions thereof each such shareholder will vote his or its shares of Seller's capital stock to approve this Agreement and the transactions contemplated hereby; and

                  WHEREAS, for Federal income tax purposes, it is intended that the Sale and Liquidation shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, (the "Code");

                  NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

                               A G R E E M E N T:

          1.    The Sale and Closing.

                1.1. Sale and Purchase. Subject to the terms and conditions set forth herein, at the closing of the Sale (the "Closing") Seller will sell to the Surviving Company, and the Surviving Company will purchase from Seller, all of Seller's right, title and interest in and to all of its assets, properties and rights, whether tangible or intangible and whether accrued, contingent or otherwise, as the same may exist on the Closing Date, including but not limited to all the assets set forth on Schedule 1.1 hereto (collectively, the "Acquired Assets"), for a purchase price consisting of:

                (a) the Surviving Company's assumption of and agreement to pay, honor and discharge any and all liabilities, obligations and commitments (the "Assumed Liabilities") of Seller prior to or after the Closing, whenever arising or existing, absolute or contingent, known or unknown, which shall include, but not be limited to, the liabilities listed on Schedule 1.1(a), subject to the terms of this Agreement, including without limitation Section 6.18 hereof; and

                (b) the issuance and transfer by the Surviving Company of an aggregate number of shares of Surviving Company Common Stock equal to (i) 0.5 (the "Exchange Ratio") multiplied by (ii) the total number of shares of Seller's Class A Common Stock, par value $.01 per share ("Class A Shares"), and Seller's Class B Common Stock, par value $.01 per share ("Class B Shares"), issued and outstanding immediately prior to the Closing (the "Consideration Shares"), to Seller, which hereby directs that such Consideration Shares be deposited with the Custodian (as defined in the Plan of Liquidation) to be held for the benefit of the holders of the outstanding Class A Shares and Class B Shares as of the Closing Date pending the distribution of such shares pursuant to the Plan of Liquidation. Seller and the Surviving Company acknowledge and agree that the Exchange Ratio has been determined based on the number of shares of Seller Capital Stock issued and outstanding on the date hereof and the number of Seller Stock Options and Seller Warrants outstanding as of the date hereof. Without limiting any other provision of this Agreement, if at or prior to the Closing any additional shares of Seller Capital Stock (or rights or options to acquire additional shares of Seller Capital Stock) are issued after the date hereof, including, without limitation, pursuant to the Stock Purchase Agreement, dated as of December 3, 1998, by and between RSL Capital LLC and Seller, as the same may be amended (the "December Purchase Agreement"), the Exchange Ratio shall be reduced proportionately with the increase in such number of shares of Seller Capital Stock.

                1.2. Closing. (a) The Closing shall take place at the offices of the Surviving Company, 36 Ives Street, London SW3 2ND, at 10:00 a.m. on the Business Day specified by either party hereto to the other party by notice given at least five Business Days' after the satisfaction or waiver of the conditions to Closing set forth in Section 7, which day shall in all events shall be the last Business Day of a calendar month (the "Closing Date"), unless another time, date or place is agreed to in writing by the parties hereto. The parties shall use all reasonable efforts to cause the Closing Date to be the date immediately preceding the date of the Second Seller Shareholder Meeting.

                (b) Subject to the terms and conditions hereof, at the Closing:

                (i) Seller shall deliver to the Surviving Company, properly executed and dated as of the Closing Date, (A) a share transfer agreement evidencing the transfer of all of the issued and outstanding capital stock of CME Media Enterprises B.V., a Netherlands company ("CME Media"), to the Surviving Company, accompanied by such acknowledgments, powers of attorney and waivers as may be necessary in the Surviving Company's reasonable judgment for execution of a notarial deed of transfer of such capital stock and (B) a bill of sale and such assignments, endorsements and other good and sufficient instruments of conveyance and transfer as may be necessary in the Surviving Company's reasonable judgment to convey and vest in the Surviving Company all right, title and interest in and to all of the other Acquired Assets;

                (ii) Seller and the Surviving Company shall execute an agreement or agreements of assignment and assumption of liabilities as may be necessary in Seller's reasonable judgment for the Surviving Company to assume, and to indemnify Seller in respect of, all of the Assumed Liabilities, and the Surviving Company will take such other steps as may be reasonably requested by Seller to perfect such assumption for the purposes of Bermuda law (without thereby increasing its liability);

                (iii) assuming that (A) the Debt Consent (as defined in Section
         6.19 hereof) shall have been obtained or (B) Seller and the Surviving Company shall have determined that the Debt Consent is not required to be obtained in order to effect the assumption contemplated by this
         Section 1.2(b)(iii) or shall have agreed to take other actions with respect to the securities issued under the Indentures (as defined below), in conformity and subject to compliance with the provisions of the Indentures, dated as of August 20, 1997 (the "Indentures"), between Seller and the Bankers Trust Company, as Trustee (the "Trustee"), in respect of Seller's $100,000,000 9-3/8% Senior Notes due 2004 and DM 140,000,000 8-1/8% Senior Notes due 2004, Seller and the Surviving Company shall execute and deliver or, as the case may be, cause to be executed and delivered (to the extent within their respective powers), to the Trustee all supplemental indentures, agreements, opinions of counsel to Seller, board resolutions, officer's certificates and other instruments and documents as may be necessary or desirable for the Surviving Company, pursuant to and in accordance with the Indentures, to assume expressly all of Seller's liabilities, obligations and commitments with respect to the Senior Notes issued pursuant to the Indentures;

                (iv) the Surviving Company shall deliver or cause to be delivered to Seller or, at Seller's written direction, to Seller's designee for such purpose (i) properly executed and dated as of the Closing Date a notarial deed evidencing an increase in the issued capital of the Surviving Company and issuance of the Consideration Shares to the Seller or Seller's designee, (ii) an excerpt from the share register of the Surviving Company reflecting ownership of the Consideration Shares, and (iii) share certificates in definitive form representing the Consideration Shares, which share certificates shall be in such denominations as Seller may request in writing not later than 10 days prior to the Closing Date; and

                (v) Seller shall execute and deliver and cause the Custodian to execute and deliver to the Surviving Company, contemporaneously with the delivery of the share certificates representing the Consideration Shares, a Voting Agreement, in the form attached hereto as Exhibit 1.2 (the "Seller Voting Agreement"), with respect to the voting of the Consideration Shares pending the distribution of such shares of Surviving Company Common Stock to the shareholders of Seller pursuant to this Agreement and the Plan of Liquidation.

                (c) The resolution of the Board of Directors of the Surviving Company approving the issuance of the Consideration Shares pursuant to this Agreement may provide, in accordance with Article 6 of the Statuts Coordonnes of the Surviving Company, as


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


in effect as of the date hereof, that the approval of the Board of Directors with respect to the ownership and voting of more than 20% of the Surviving Company's share capital shall be limited to such ownership and voting by Seller and the Custodian pursuant to this Agreement, the Seller Voting Agreement and the Plan of Liquidation, and shall not extend to any other Person.

                1.3. Articles of Incorporation. Statuts Coordonnes (the "Articles of Incorporation") of the Surviving Company in effect on the Closing Date shall be substantially in the form of the Articles of Incorporation of the Surviving Company as in effect on the date hereof (except for any modifications thereto as are required to implement the transactions contemplated by this Agreement) and shall be the Articles of Incorporation of the Surviving Company until thereafter changed or amended as provided therein or by applicable law.

                1.4. Directors and Officers of the Surviving Company. (a) The board of directors of the Surviving Company immediately upon the occurrence of the Closing shall consist of those individuals identified in Schedule 1.4 hereto or such other individuals as may be agreed to in writing by the parties hereto prior to the Closing. Such individuals shall be the directors of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                (b) The members of the Executive Committee of the Surviving Company immediately upon the occurrence of the Closing shall consist of those individuals identified in Schedule 1.4 hereto or such other individuals as may be agreed to in writing by the parties hereto prior to the Closing. Such individuals shall be the members of the Executive Committee of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                (c) The officers of the Surviving Company immediately upon the occurrence of the Closing shall consist of those individuals identified or designated in accordance with Schedule 1.4 hereto or such other individuals as may be agreed to in writing by the parties hereto prior to the Closing. Such individuals shall remain in such offices until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                2. Winding Up and Dissolution of Seller.

                On the date immediately preceding the Closing Date, the Seller shall cause the Declarations (as defined in the Plan of Liquidation) to be delivered to the Bermuda Registrar of Companies for registration. On the day of the Closing (but following the consummation of the Sale), or as soon thereafter as


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


practicable, Seller shall hold the Second Seller Shareholder Meeting and, subject to such approvals of Seller's shareholders as may be required by the BCA, Seller shall appoint a liquidator (who shall be reasonably acceptable to the Surviving Company) to distribute to its shareholders the Consideration Shares. On the date specified in the last sentence of Section 2(e) of the Plan of Liquidation, Seller shall transfer to the Surviving Company, for no additional consideration, all assets, properties and rights of Seller, whether tangible or intangible and whether accrued, contingent or otherwise, as the same may exist at such time, and as promptly as practicable thereafter Seller shall dissolve, all in accordance with the BCA, the bye-laws of Seller ("Seller's Bye-laws") and this Agreement. The procedures for such winding up (including the distribution of Consideration Shares to Seller's shareholders) and dissolution shall be substantially as set forth in the Plan of Liquidation.

                3. Representations and Warranties of Seller.

                Except as set forth on the Disclosure Schedule delivered by Seller to the Surviving Company prior to the execution of this Agreement (the "Seller Disclosure Schedule") (it being agreed that the matters referred to in the Seller Disclosure Schedule shall be deemed to qualify (i) the specific representations and warranties which are referred to therein, and (ii) such other representations and warranties where the substance of the disclosure made with respect to such matter includes sufficient information and detail to make clear the nature of such qualification), Seller represents and warrants to the Surviving Company as follows:

                3.1. Organization, Standing and Corporate Power. Seller and each of its Subsidiaries is duly organized and validly existing under the laws of the jurisdiction in which it is organized and has the requisite corporate or similar power and authority to carry on its business as now being conducted. Seller and each of its Subsidiaries is duly qualified or licensed to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have a Material Adverse Effect on Seller. Seller has made available to the Surviving Company prior to the date hereof complete and correct copies of its Memorandum of Association and Seller's Bye-Laws, in each case as amended to the date hereof.

                3.2. Acquired Assets. The Acquired Assets include all of the assets, properties and rights of every type, description, whether tangible, whether intangible, real personal or mixed and whether accrued, contingent or otherwise that are necessary for, used or usable in the conduct of the business of Seller in the manner in which such business has been and is now conducted. Seller owns good and marketable title to or has valid leasehold interests in all of the Acquired Assets free and clear of all Liens.

                3.3. Subsidiaries. As of the date hereof, the Seller Disclosure Schedule sets forth a true and complete list of each Subsidiary of Seller. Except as set forth on the Seller Disclosure Schedule, all the outstanding shares of capital stock of each Subsidiary of Seller have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Seller, free and clear of pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"). Except as set forth in the Seller Disclosure Schedule and except for the capital stock of its Subsidiaries, as of the date hereof, Seller does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, limited liability company, partnership, joint venture or other Person the loss of which would have a Material Adverse Effect on Seller. No approval, consent, authorization or filing of or with any Governmental Entity or other Person shall be required to be obtained or made in order for the Surviving Company to acquire, own and obtain the benefits of ownership of Seller's Subsidiaries pursuant to the terms of this Agreement.

                3.4. Capital Structure. (a) The authorized capital stock of Seller (the "Seller Capital Stock") consists of 100,000,000 Class A Shares, 15,000,000 Class B Shares and 5,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Shares", and together with the Class A Shares and the Class B Shares, the "Seller Shares"). As of the date hereof, 18,106,789 Class A Shares, 7,577,329 Class B Shares and no Preferred Shares are issued and outstanding, 2,100,000 Class A Shares are reserved for issuance pursuant to the Seller Stock Option Plans (as defined in Section 6.7) and 320,000 Class A Shares are reserved for issuance pursuant to the Warrants for the Purchase of Shares of Common Stock, dated as of September 9, 1994 and October 2, 1996 issued by Seller to RSL or one or more of his affiliates (collectively, the "Seller Warrants").

                (b) Except as set forth in the Seller Disclosure Schedule, there are no outstanding stock appreciation rights or rights to receive shares of Seller Capital Stock on a deferred basis other than pursuant to the Seller Incentive Plans. The Seller Disclosure Schedule sets forth a complete and correct list, as of the date hereof, of the holders of all Seller Stock Options, Seller SARs or Seller Warrants, the number of shares subject to each such option, stock appreciation right or warrant and the exercise prices or base prices thereof. All outstanding shares of capital stock of Seller, and all shares which may be issued, will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.


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                (c) There are no bonds, debentures, notes or other Indebtedness of Seller having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Seller may vote.

                (d) Except as set forth above or as otherwise contemplated by this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Seller is a party or by which it is bound obligating Seller to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Seller or obligating Seller to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations of Seller to repurchase, redeem or otherwise acquire any shares of capital stock of Seller.

                (e) As of the date of this Agreement, the Principal Seller Shareholders are the record owners of a number of Class A Shares and Class B Shares that in the aggregate constitutes approximately 69% of the votes entitled to be cast at the Seller Shareholders Meeting (as defined in Section 6.2).

                3.5. Authority; Noncontravention. (a) Seller has all requisite corporate power and authority to enter into this Agreement and the Seller Voting Agreement and to consummate the transactions contemplated by this Agreement, the Seller Voting Agreement and the Plan of Liquidation. The execution and delivery of this Agreement and the Seller Voting Agreement by Seller and, subject to the Seller Shareholder Approvals (as defined in Section 3.13) and the actions of the Seller's Board of Directors contemplated by the Plan of Liquidation, the consummation by Seller of the transactions contemplated by this Agreement, the Seller Voting Agreement and the Plan of Liquidation have been duly authorized by all necessary corporate action on the part of Seller. This Agreement and the Seller Voting Agreement have been duly executed and delivered by Seller and constitute valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

                (b) The execution and delivery of this Agreement and the Seller Voting Agreement do not, and the consummation of the transactions contemplated by this Agreement, the Seller Voting Agreement and the Plan of Liquidation and compliance with the provisions of this Agreement, the Seller Voting Agreement and the Plan of Liquidation by Seller will not, conflict with, or result in any violation of or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Seller or its Subsidiaries under,
(i) the organizational documents of Seller or


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any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Seller or any of its Subsidiaries or their respective properties or assets, (iii) any licenses, franchises, permits, concessions or other governmental approvals granted to or held by Seller or any of this Subsidiaries, or (iv) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii), (iii), (iv), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a Material Adverse Effect on Seller, (y) impair the ability of Seller to perform its obligations under this Agreement in any material respect or (z) delay in any material respect or prevent the consummation of any of the transactions contemplated hereby.

                (c) Except (i) as set forth in the Seller Disclosure Schedule and (ii) for such consents, approvals, orders or authorizations the failure of which to be made or obtained would not reasonably be expected to have a Material Adverse Effect on Seller, impair the ability of Seller to perform its obligations under this Agreement in any material respect or delay in any material respect or prevent the consummation of any of the transactions contemplated hereby, no consent, approval, order or authorization of, or registration, declaration or filing with, any national, state, regional or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency (a "Governmental Entity") or any other Person is required by or with respect to Seller or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the Seller Voting Agreement or the consummation by Seller of any of the transactions contemplated by this Agreement, the Seller Voting Agreement or the Plan of Liquidation, except for those required under or in relation to (i) the Securities Act of 1933, as amended (the "Securities Act"), (ii) the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iii) the rules and regulations of the electronic security market (the "NASDAQ") currently operated by The NASDAQ Stock Market, Inc. and (iv) the BCA with respect to the Liquidation (all such consents, approvals, orders and authorizations referred to in clauses (i) - (iv) above being referred to herein as the "Necessary Seller Consents"). The Seller Disclosure Schedule sets forth a complete and correct list of all Necessary Seller Consents.

                3.6. SEC Documents; Undisclosed Liabilities. (a) Seller has timely filed all required reports, schedules, forms, statements and other documents (including without limitation all exhibits thereto) with the Securities and Exchange Commission (the "SEC") since January 1, 1996 (together with Seller's Annual Report on Form 10-K for the year ended December 31, 1998 in the form previously delivered to the Surviving Company, the "Seller SEC Documents"). As of their respective dates, Seller SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Seller SEC Documents, and none of Seller SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                (b) The consolidated balance sheets and the related consolidated statements of operations, shareholders' equity and changes in financial position (including, without limitation, the notes and schedules thereto) of Seller and its consolidated subsidiaries to be included in Seller's Annual Report on Form 10-K for the year ended December 31, 1998 in the form previously delivered to the Surviving Company (the "Seller Financial Statements") or in any other SEC Document covering periods subsequent to the date of the Seller Financial Statements comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles in the United States ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Seller and its consolidated subsidiaries as of the date thereof and the consolidated results of their operations and cash flows for the periods then ended, subject, in the case of any unaudited consolidated interim financial statements, to normal year-end adjustments, and the fact that such interim financial statements were prepared in accordance with the rules and regulations of the SEC and, therefore, certain information required by GAAP may have been omitted.

                (c) Except as set forth in the Seller Financial Statements, reflected on financial statements contained in Seller SEC Documents and covering periods subsequent to the date of the Seller Financial Statements, or as otherwise set forth in the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be recognized or disclosed on a consolidated balance sheet of Seller and its consolidated subsidiaries or in the notes thereto, other than liabilities and obligations incurred in the ordinary course of business since the date of the Seller Financial Statements that would not reasonably be expected to have a Material Adverse Effect on Seller.

                3.7. Information Supplied. None of the information supplied or to be supplied by Seller specifically for inclusion or incorporation by reference in (a) the Form F-4, at the time the Form F-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contains or will contain any untrue statement of a material fact or will omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or
(b) the Joint Proxy Statement will, at the date the Joint Proxy Statement is first mailed to Seller's Shareholders or at the time of Seller Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by Seller with respect to statements made or incorporated by reference therein based on information supplied by the Surviving Company specifically for inclusion or incorporation by reference in the Joint Proxy Statement.

                3.8. Absence of Certain Changes or Events. Since December 31, 1998, and except as disclosed in the Seller Disclosure Schedule, reflected in the Seller Financial Statements, or as permitted by this Agreement, (a) there has been no Material Adverse Change with respect to Seller, (b) Seller has not paid any dividend or made any distribution (whether in cash, stock or property) with respect to any of Seller's capital stock, (c) there has been no redemption, purchase or other acquisition by Seller of any shares of Seller's capital stock, or any split, combination or classification of any Seller Capital Stock, or any issuance or authorization of any other securities in respect of, in lieu of or in substitution for shares of Seller Capital Stock, and (d) Seller has not taken any action, or allowed any of its Subsidiaries to take any action, that if taken after the date hereof would constitute a breach of Section 5.2.

                3.9. Litigation. Except as set forth in the Seller Disclosure Schedule, there is no suit, action or proceeding pending or, to the knowledge of Seller, threatened against or affecting Seller or any of its Subsidiaries that individually or in the aggregate could reasonably be expected to (a) have a Material Adverse Effect on Seller, (b) impair the ability of Seller to perform its obligations under this Agreement in any material respect or (c) delay in any material respect or prevent the consummation of any of the transactions contemplated by this Agreement and Seller Shareholders' Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Seller or any of its Subsidiaries having, or which could reasonably be expected to have, any effect referred to in clause
(a), (b) or (c) above.

                3.10. Benefit Plans. (a) The Seller Disclosure Schedule lists
(i) all Employee Benefit Plans of Seller or any Subsidiary thereof, (ii) all employment contracts (x) between Seller and any of its employees and (y) between any Subsidiary of Seller, on the one hand, and its managing director (or person performing similar functions) or any other employee whose annual compensation exceeds $150,000, on the other hand, and (iii) all plans and arrangements pursuant to which the Seller or any of its Subsidiaries is, or may be or become, obligated to make any payment in excess of $150,000, to confer any material benefit upon or accelerate the vesting or exercisability of any benefit for any officer, director, employee or agent of Seller or any of its Subsidiaries as a result of or in connection with any of the transactions contemplated by this Agreement; provided, however, that no such disclosure shall be required of any Employee Benefits Plan that Seller or any of its Subsidiaries is required to provide under applicable law.

                (b) (i) Seller and its Subsidiaries have complied with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, and collective bargaining except where the failure so to comply could not reasonably be expected to have a Material Adverse Effect on Seller, (ii) no labor dispute with employees of Seller exists or, to the knowledge of Seller, is threatened, except as could not reasonably be expected to have a Material Adverse Effect on Seller, (iii) each Employee Benefit Plan conforms in all material respects to, and its administration is in conformity in all material respects with, all applicable laws, no material liability has been or is expected to be incurred by Seller with respect to any Employee Benefit Plan except for benefits payable or contributions due under the terms of such plans, and full payment has been made of all amounts that Seller is required to have paid as a contribution to each Employee Benefit Plan, (iv) Seller has made available to the Surviving Company a true and correct copy of each of the Employee Benefit Plans and all contracts relating thereto or to the funding thereof, (v) all Employee Benefit Plans intended to satisfy applicable tax qualification requirements or other requirements necessary to secure favorable tax or other legal treatment comply in all material respects with such requirements and (vi) appropriate accruals for all obligations under the Employee Benefit Plans are reflected in the financial statements of Seller.

                (c) There are no pending or, to the knowledge of Seller, threatened claims for indemnification by Seller or any of its Subsidiaries in favor of directors, officers, employees and agents of Seller or any of its Subsidiaries.

                3.11. Compliance with Applicable Laws. Except as set forth in the Seller Disclosure Schedule or as would not reasonably be expected to have a Material Adverse Effect on Seller, (a) Seller and its Subsidiaries, or the other Persons listed in the Seller Disclosure Schedule (the "License Holders"), hold all permits, licenses, authorizations, variances, exemptions, orders and approvals of all Governmental Entities that are necessary for the operation of the businesses of Seller and its Subsidiaries (the "Seller Permits"), (b) Seller, its Subsidiaries and the License Holders are in compliance with the terms of Seller Permits and (c) the businesses of Seller and its Subsidiaries are not being conducted in violation of, and Seller has not, and, to Seller's knowledge, no License Holder has, received any notices of violation with respect to, any law, ordinance or regulation of any Governmental Entity including, without limitation, the U.S. Foreign Corrupt Practices Act or similar laws. To the knowledge of Seller, there are no reasonable grounds to believe that any of the foregoing Seller Permits will not, in the ordinary course, be renewable upon their expiration, and neither Seller nor any of its Subsidiaries, nor, to the knowledge of Seller, any License Holder, has received any notice from any Governmental Entity giving notice of, or threatening, the cancellation or non-renewal of same.

                3.12. Taxes. For purposes of this Section 3.12, the term "Seller" shall mean Seller and its Subsidiaries.

                (a) Seller has timely filed all Tax Returns (as defined below) required to be filed by Seller or any affiliated, combined or unitary group of which Seller is or was a member, and has paid all Taxes (as defined below) shown thereon to be due, except to the extent that such failures to file or pay individually or in the aggregate would not have a Material Adverse Effect on Seller.

                (b) Seller has established on its books and records adequate reserves in accordance with GAAP applied on a consistent basis for the payment of all Taxes for which it is liable that are not yet due and payable, and with respect to any such Taxes which have been proposed, assessed or asserted against them.

                (c) Seller has not requested any extension of time within which to file any Tax Return in respect of any taxable year, which Tax Return has not since been filed.

                (d) There are no outstanding waivers or comparable consents that have been given by Seller or with respect to any Tax Return of Seller regarding the application of any statute of limitations with respect to any Taxes or Tax Returns of Seller.

                (e) There are no audits, investigations, administrative proceedings or court proceedings presently pending, proposed, or, to the knowledge of Seller, threatened against Seller in any jurisdiction that could materially affect the liability for Taxes of Seller and no written notification has been received by Seller that such an audit, investigation or other proceeding is pending or threatened.

                (f) Seller is not a party to, is not bound by and does not have an obligation under any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or have a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment.

                (g) No closing agreement pursuant to section 7121 of the Code or any similar provision of any non-U.S. law has been entered into by or on behalf of Seller in relation to the liability for Tax of Seller.

                (h) No jurisdiction where Seller has not filed an income Tax Return has made a claim that Seller is required to file an income Tax Return in such jurisdiction.

                (i) Seller has not been and is not currently engaged in the conduct of a trade or business within the United States.

                (j) CME Media has its registered office or place of effective management in the European Union.

                (k) To the knowledge of Seller, for the periods January 1, 1998 through December 31, 1998 and January 1, 1999 through the date hereof, (x) neither the Seller nor any Subsidiary of Seller that would be treated as a corporation for U.S. federal income tax purposes satisfied the gross income test of Section 552(a)(1) of the Code (relating to status as a foreign personal holding company) and (y) Seller was not a passive foreign investment company as defined in Section 1297(a) of the Code.

                (l) For purposes of this Agreement, (i) "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, severance, stamp, occupation, real and personal property, social security, estimated, recording, gift, value assessed, windfall profits or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, whether computed on a separate, consolidated, unitary, combined or other basis, together with any interest, fines, penalties, additions to tax or other additional amounts imposed by any taxing authority, and (ii) "Tax Return" shall mean any return, declaration, report, estimate, information or other document (including any documents, statements or schedules attached thereto) required to be filed with any tax authority in any jurisdiction with respect to Taxes.

                3.13. Voting Requirements. (a) The affirmative votes of the holders of a majority of the voting power of all outstanding Seller Shares at the Seller Shareholders Meetings (the "Seller Shareholder Approvals") are the only votes of the holders of any class or series of Seller's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby.

                (b) The Board of Directors of Seller has duly (i) determined that this Agreement and the transactions contemplated herein the Sale are fair to and in the best interests of Seller and its shareholders, (ii) approved this Agreement, the Seller Voting Agreement and the Seller Shareholders' Agreement and the transactions contemplated herein and therein and (iii) recommended (as of the date hereof) that the shareholders of Seller approve this Agreement, the Seller Voting Agreement and the Seller Shareholders' Agreement and the transactions contemplated herein and therein and directed that such matters be submitted for consideration by Seller's shareholders at the Seller Shareholders Meetings.

                3.14. Brokers. No broker, investment banker, financial advisor or other Person, other than Morgan Stanley & Co., the fees and expenses of which will be paid in accordance with this Agreement, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement and the Seller Shareholders' Agreement based upon arrangements made by or on behalf of Seller or any of its Subsidiaries. Prior to the Closing Date, adequate provision shall be made in the financial statements of Seller with respect to the payment of all such fees and expenses as a current expense item. Seller has delivered to the Surviving Company true and complete copies of all agreements under which any such fees or expense are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable.

                3.15. Opinion of Financial Advisor. Seller has received an opinion from Morgan Stanley & Co. Incorporated, financial advisor to Seller, to the effect that the consideration to be received by the shareholders of Seller upon the Liquidation and pursuant hereto is fair, from a financial point of view, to the shareholders of Seller, as a whole, a copy of which opinion has been delivered to the Surviving Company.

                3.16. Contracts. (a) Except as set forth in the Seller Disclosure Schedule, none of Seller, any of its Subsidiaries, or to the knowledge of Seller, any other party is in breach or violation or in default in the performance or observance of any term or provision of any contract, agreement, indenture, mortgage, loan agreement, note, lease or other instrument to which Seller or any such Subsidiary is a party or by which Seller or any such Subsidiary is bound or to which any of the properties of Seller or any such Subsidiary is subject, which breach, violation or default would be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect on Seller.

                (b) The Seller Disclosure Schedule sets forth a true and correct list of (i) all contracts or agreements between or among Seller or any Subsidiary of Seller, one the one hand, and any other Person, on the other hand, which are terminable or which contain any provision that would be triggered as a result of the consummation of any of the transactions contemplated by this Agreement, (ii) all contracts or agreements between Seller or any Subsidiary of Seller, on the one hand, and Ronald S. Lauder or any of his affiliates, on the other hand, (collectively, the "RL Agreements"), (iii) all capital stock or ownership interests directly or indirectly owned by Seller in any Persons owning or operating commercial television broadcasting companies or owning any licenses with respect thereto (the "Seller Broadcast Properties") and (iv) all material contracts or agreements with, or other commitments to, any other shareholder, partner, joint venturer or Person owning an interest in any Seller Broadcast Property or licenses pertaining thereto (collectively, the "Seller Broadcast Contracts"). Except as disclosed in the Seller Disclosure Schedule or as would not have a Material Adverse Effect on Seller, the interests referred to in clause (iii) of the immediately preceding sentence, together with the Seller Broadcast Contracts, are sufficient to ensure the continued enjoyment, after the Closing Date, by the Surviving Company of the businesses owned and operated by the Seller Broadcast Properties.

                (c) The Seller Broadcast Contracts have been duly executed and delivered and constitute valid and binding obligations of the parties thereto, enforceable against the parties thereto in accordance with their respective terms except to the extent any lack of enforceability would not be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect on Seller.

                (d) Seller has disclosed to the Surviving Company all written communications between any Person having an interest in the broadcast license with respect to NOVA TV or any regulatory authority having jurisdiction over the operations of NOVA TV, on the one hand, and Seller or any Subsidiary of Seller, on the other hand, with respect to Seller's interest in NOVA TV.

                (e) Except as set forth in the Seller Disclosure Schedule, neither Seller nor any Subsidiary is a party to, or is otherwise subject to, any agreement or commitment (i) granting registration rights, including piggyback rights, to any Person, or (ii) containing any non-competition or similar agreement which restricts the businesses which may be engaged in by Seller or any affiliate thereof in any geographic location.

                3.17. Insurance. Seller and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as are prudent in accordance with industry practices.

                3.18. Dissenters' Rights. The consummation of the transactions contemplated by this Agreement shall not give rise to dissenters' rights in favor of any shareholder of Seller pursuant to the provisions of Section 210 of the BCA.

                4. Representations and Warranties of the Surviving Company.

                Except as set forth on the Disclosure Schedule delivered by the Surviving Company to Seller prior to the execution of this Agreement (the "Surviving Company Disclosure Schedule") (it being agreed that the matters referred to in the Surviving Company Disclosure Schedule shall be deemed to qualify (i) the specific representations and warranties which are referred to therein, and (ii) such other representations and warranties where the substance of the disclosure made with respect to such matter includes sufficient information and detail to make clear the nature of such qualification), the Surviving Company represents and warrants to Seller as follows:

                4.1. Organization, Standing and Corporate Power. The Surviving Company and each of its Subsidiaries is duly organized, validly existing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted. The Surviving Company and each of its Subsidiaries is duly qualified or licensed to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have a Material Adverse Effect on the Surviving Company. The Surviving Company has made available to Seller prior to the date hereof complete and correct copies of its Statuts Coordonnes, as amended to the date hereof.

                4.2. Subsidiaries. As of the date hereof, the Surviving Company Disclosure Schedule sets forth a true and complete list of each Subsidiary of the Surviving Company. Except as set forth in the Surviving Company Disclosure Schedule, all the outstanding shares of capital stock of each Subsidiary of the Surviving Company have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Surviving Company, free and clear of all Liens. Except as set forth in the Surviving Company Disclosure Schedule and except for the capital stock of its Subsidiaries, as of the date hereof, the Surviving Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, limited liability company, partnership, joint venture or other

Person, the loss of which would have a Material Adverse Effect on the Surviving Company.

                4.3. Capital Structure. (a) The authorized capital stock of the Surviving Company consists of 75,000,000 shares of common stock, par value $1.50 per share (the "Surviving Company Common Stock"). As of the date hereof, 14,858,720 shares of Surviving Company Common Stock are issued and outstanding, 45,000 shares of Surviving Company Common Stock are held in treasury, 4,408,963 shares of Surviving Company Common Stock are reserved for issuance pursuant to Employee Stock Options as defined in clause (b) below), and 1,000,000 shares of Surviving Company Common Stock were reserved for issuance upon exercise of all outstanding warrants of the Surviving Company (the "Surviving Company Warrants").

                (b) Other than options (the "Employee Stock Options") to acquire Surviving Company Common Stock held as of the date hereof by present and former employees of the Surviving Company and its Subsidiaries, there are no outstanding stock appreciation rights or rights to receive shares of Surviving Company Common Stock on a deferred basis. The Surviving Company Disclosure Schedule sets forth a complete and correct list, as of the date hereof, of the holders of all Employee Stock Options, the number of shares subject to each such option and the exercise prices thereof. All outstanding shares of capital stock of the Surviving Company are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

                (c) Other than the Surviving Company's $155,250,000 7.25% Convertible Notes due 2005 and $75,000,000 7% Convertible Notes due 2004, there are no bonds, debentures, notes or other Indebtedness of the Surviving Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Surviving Company may vote.

                (d) Except as set forth above, and except for options that may be granted as permitted under Section 5.1(c), there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Surviving Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Surviving Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Surviving Company or of any of its Subsidiaries or obligating the Surviving Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations of the Surviving Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Surviving

Company or any of its Subsidiaries. There are no outstanding contractual obligations of the Surviving Company to vote or to dispose of any shares of the capital stock of any of its Subsidiaries.

                (e) As of the date hereof, the Principal Surviving Company Shareholders are the beneficial owners of an aggregate of 971,133 shares of Surviving Company Common Stock, which constitute as of the date hereof approximately 6.5% of the votes entitled to be cast at the Surviving Company Shareholders Meeting (as defined in Section 6.2).

                4.4. Authority; Noncontravention. (a) The Surviving Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Surviving Company and, subject to the Surviving Company Shareholder Approval (as defined in Section 4.11), the consummation by the Surviving Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Surviving Company. This Agreement has been duly executed and delivered by the Surviving Company and constitutes a valid and binding obligation of the Surviving Company, enforceable against the Surviving Company in accordance with its terms.

                (b) The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Surviving Company or any of its Subsidiaries under, (i) the organizational documents of the Surviving Company or any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Surviving Company or any of its Subsidiaries or their respective properties or assets, (iii) any licenses, franchises, permits, concessions or other governmental approvals granted to or held by the Surviving Company or any of its Subsidiaries, or (iv) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Surviving Company or any of its Subsidiaries or their respective properties or assets, other than in the case of clauses (ii), (iii) and (iv) any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a Material Adverse Effect on the Surviving Company, (y) impair the ability of the Surviving Company to perform its obligations under this Agreement in any material respect or (z) delay in any material respect or prevent the consummation of any of the transactions contemplated hereby.

                (c) Except (i) as set forth in the Surviving Company Disclosure Schedule and (ii) for such consents, approvals, orders or authorizations the failure of which to be made or obtained would not reasonably be expected to have a Material Adverse Effect on the Surviving Company, impair the ability of the Surviving Company to perform its obligations under this Agreement in any material respect or delay in any material respect or prevent the consummation of any of the transactions contemplated hereby, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or other Person is required by or with respect to the Surviving Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Surviving Company or the consummation by the Surviving Company of the transactions contemplated by this Agreement, except for those required under or in relation to (i) the Securities Act, (ii) the Exchange Act, (iii) rules and regulations of NASDAQ, and (iv) the requirements of Luxembourg law with respect to registration of the issuance of the Consideration Shares with the Luxembourg tax authorities, filing of the notarial deed evidencing such issuance with the Luxembourg Company Register and publication of same in the Luxembourg Official Gazette (all such consents, approvals, orders and authorizations referred to in clauses (i)-(iv) above being referred to herein as the "Necessary Surviving Company Consents"). The Surviving Company Disclosure Schedule sets forth a complete and correct list of all Necessary Surviving Company Consents.

                4.5. SEC Documents; Undisclosed Liabilities. (a) The Surviving Company has timely filed all required reports, schedules, forms, statements and other documents (including without limitation all exhibits thereto) with the SEC since January 1, 1996 (the "Surviving Company SEC Documents"). As of their respective dates, the Surviving Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Surviving Company SEC Documents, and none of the Surviving Company SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                (b) The consolidated balance sheets and the related consolidated statements of operations, shareholders' equity and changes in financial position (including, without limitation, the notes and schedules thereto) of the Surviving Company and its consolidated subsidiaries for the year ended December 31, 1998 in the form previously delivered to Seller (the "Surviving Company Financial Statements") or in any other SEC Document covering periods subsequent to the date of the Surviving Company Financial Statements comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Surviving Company and its consolidated subsidiaries as of the date thereof and the consolidated results of their operations and cash flows for the periods then ended, subject, in the case of unaudited consolidated interim financial statements, to normal year-end adjustments, and the fact that such interim financial statements were prepared in accordance with the rules and regulations of the SEC and, therefore, certain information required by GAAP may have been omitted.

                (c) Except as set forth in the Surviving Company Financial Statements, as reflected in financial statements contained in Surviving Company SEC Documents and covering periods subsequent to the date of the Surviving Company Financial Statements, or as otherwise set forth in the Surviving Company Disclosure Schedule, neither the Surviving Company nor any of its Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be recognized or disclosed on a consolidated balance sheet of the Surviving Company and its consolidated subsidiaries or in the notes thereto, other than liabilities and obligations incurred in the ordinary course of business since the date of the Surviving Company Financial Statements that would not reasonably be expected to have a Material Adverse Effect on the Surviving Company.

                4.6. Information Supplied. None of the information supplied or to be supplied by the Surviving Company specifically for inclusion or incorporation by reference in (a) the Form F-4 will, at the time the Form F-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contains or will contain any untrue statement of a material fact or will omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or
(b) the Joint Proxy Statement (as defined in Section 6.1) will, at the date it is first mailed to the Surviving Company's shareholders or at the time of the Surviving Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form F-4 and the Joint Proxy Statement will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and the respective rules and regulations promulgated thereunder, except that no representation or warranty is made by the Surviving Company with respect to statements made or incorporated by reference therein based on information supplied by Seller specifically for inclusion or incorporation by reference in the Form F-4 or the Joint Proxy Statement.

                4.7. Absence of Certain Changes or Events. Since December 31, 1998, and except as disclosed in the Surviving Company Disclosure Schedule or as permitted by this Agreement, (a) there has been no Material Adverse Change with respect to the Surviving Company, (b) the Surviving Company has not paid any dividend or made any distribution (whether in cash, stock or property) with respect to any of the Surviving Company's capital stock, (c) there has been no redemption, purchase or other acquisition by the Surviving Company of any shares of the Surviving Company's capital stock, or any split, combination or classification of any Surviving Company Common Stock, or any issuance or authorization of any other securities in respect of, in lieu of or in substitution for shares of Surviving Company Common Stock and (d) the Surviving Company has not taken any action, or allowed any of its Subsidiaries to take any action, that if taken after the date hereof would constitute a breach of Section 5.1.

                4.8. Litigation. Except as set forth in the Surviving Company Disclosure Schedule, there is no suit, action or proceeding pending or, to the knowledge of the Surviving Company, threatened against or affecting the Surviving Company or any of its Subsidiaries that individually or in the aggregate could reasonably be expected to (a) have a Material Adverse Effect on the Surviving Company, (b) impair the ability of the Surviving Company to perform its obligations under this Agreement in any material respect or (c) delay in any material respect or prevent the consummation of any of the transactions contemplated by this Agreement and the Surviving Company Shareholders' Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Surviving Company or any of its material Subsidiaries having, or which could reasonably be expected to have, any effect referred to in clause (a), (b) or (c) above.

                4.9. Benefit Plans. (a) The Surviving Company Disclosure Schedule lists (i) all Employee Benefit Plans of the Surviving Company or Subsidiary thereof, (ii) all employment contracts (x) between the Surviving Company and any of its employees and (y) between any Subsidiary of the Surviving Company, on the one hand, and its managing director (or person performing similar functions) or any other employee whose annual compensations exceeds $150,000, on the other hand, and (iii) all plans and arrangements pursuant to which the Surviving Company or any of its Subsidiaries is, or may be or become, obligated to make any payment in excess of $150,000, to confer any material benefit upon or accelerate the vesting or exercisability of any benefit for any officer, director, employee or agent of the Surviving Company or any of its Subsidiaries as a result of or in connection with any of the transactions contemplated by this

Agreement; provided, however, that no such disclosure shall be required of any Employee Benefits Plan that the Surviving Company or any of its Subsidiaries is required to provide under applicable law.

                (b) (i) The Surviving Company and its Subsidiaries have complied with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity and collective bargaining except where the failure so to comply could not reasonably be expected to have a Material Adverse Effect on the Surviving Company, (ii) no labor dispute with employees of the Surviving Company exists or, to the knowledge of the Surviving Company, is threatened, except as could not reasonably be expected to have a Material Adverse Effect on the Surviving Company, (iii) each Employee Benefit Plan conforms in all material respects to, and its administration is in conformity in all material respects with, all applicable laws, no material liability has been or is expected to be incurred by the Surviving Company with respect to any Employee Benefit Plan except for benefits payable or contributions due under the terms of such plans, and full payment has been made of all amounts that the Surviving Company is required to have paid as a contribution to each Employee Benefit Plan, (iv) the Surviving Company has made available to Seller a true and correct copy of each of the Employee Benefit Plans and all contracts relating thereto or to the funding thereof, (v) all Employee Benefit Plans intended to satisfy applicable tax qualification requirements or other requirements necessary to secure favorable tax or other legal treatment comply in all material respects with such requirements and (vi) appropriate accruals for all obligations under the Employee Benefit Plans are reflected in the financial statements of the Surviving Company.

                (c) There are no pending or, to the knowledge of the Surviving Company, threatened claims for indemnification by the Surviving Company or any of its Subsidiaries in favor of directors, officers, employees and agents of the Surviving Company or any of its Subsidiaries.

                4.10. Taxes. (a) Surviving Company has timely filed all Tax Returns (as defined below) required to be filed by the Surviving Company or any affiliated, combined or unitary group of which the Surviving Company is or was a member, and has paid all Taxes (as defined below) shown thereon to be due, except to the extent that such failures to file or pay individually or in the aggregate would not have a Material Adverse Effect on the Surviving Company.

                (b) The Surviving Company has established on its books and records adequate reserves in accordance with GAAP applied on a consistent basis for the payment of all Taxes for which it is liable that are not yet due and payable, and with respect to any such Taxes which have been proposed, assessed or asserted against them.

                (c) The Surviving Company has not requested any extension of time within which to file any Tax Return in respect of any taxable year, which Tax Return has not since been filed.

                (d) There are no outstanding waivers or comparable consents that have been given by the Surviving Company or with respect to any Tax Return of the Surviving Company regarding the application of any statute of limitations with respect to any Taxes or Tax Returns of the Surviving Company.

                (e) There are no audits, investigations, administrative proceedings or court proceedings presently pending, proposed, or, to knowledge of the Surviving Company, threatened against the Surviving Company in any jurisdiction that could materially affect the liability for Taxes of the Surviving Company and no written notification has been received by the Surviving Company that such an audit, investigation or other proceeding is pending or threatened.

                (f) The Surviving Company is not a party to, is not bound by and does not have an obligation under any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or have a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment.

                (g) No closing agreement pursuant to section 7121 of the Code or any similar provision of any non-U.S. law has been entered into by or on behalf of the Surviving Company in relation to the liability for Tax of the Surviving Company.

                (h) No jurisdiction where the Surviving Company has not filed an income Tax Return has made a claim that the Surviving Company is required to file an income Tax Return in such jurisdiction.

                (i) To the knowledge of the Surviving Company as of each day of the period commencing January 1, 1999, up to the date hereof, (x) neither more than 50 percent of the total combined voting power of all classes of stock of the Surviving Company entitled to vote nor more than 50 percent of the total value of the stock of the Surviving Company (A) was owned by or for not more than five individuals who are citizens or residents of the United States (taking into account the rules of Section 554 of the Code relating to stock ownership) or (B) was owned (taking into account the rules of Section 958 of the Code relating to stock ownership) by "United States shareholders" within the meaning of Section 951(b) of the Code and (y) the Surviving Company would not be a "passive foreign investment company" (within the meaning of Section 1297(a) of the Code) for the current taxable year if such taxable year began on January 1, 1999 and ended on the date hereof.

                4.11. Voting Requirements. (a) The affirmative vote of the holders of a majority of the voting power of all outstanding shares of the Surviving Company Common Stock, voting as a single class, at the Surviving Company Shareholders Meeting (the "Surviving Company Shareholder Approval") is the only vote of the holders of any class or series of the Surviving Company's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby.

                (b) The Board of Directors of the Surviving Company has duly (i) determined that this Agreement and the transactions contemplated herein are fair to and in the best interests of the Surviving Company and its shareholders, (ii) approved this Agreement and the Surviving Company Shareholders' Agreement and the transactions contemplated herein and therein and (iii) recommended (as of the date hereof) that the shareholders of the Surviving Company approve this Agreement and the Surviving Company Shareholders' Agreement and the transactions contemplated herein and therein and directed that such matters be submitted for consideration by the Surviving Company's shareholders at the Surviving Company Shareholders Meeting.

                4.12. Brokers. No broker, investment banker, financial advisor or other Person, other than Bear, Stearns & Co., the fees and expenses of which will be paid by the Surviving Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement and the Surviving Company Shareholders' Agreement based upon arrangements made by or on behalf of the Surviving Company or any of its Subsidiaries. The Surviving Company has delivered to the Seller true and complete copies of all agreements under which any such fees or expense are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable.

                4.13. Compliance with Applicable Laws. Except as set forth in the Surviving Company Disclosure Schedule or as would not reasonably be expected to have a Material Adverse Effect on the Surviving Company, (a) the Surviving Company and its Subsidiaries hold all permits, licenses, authorizations, variances, exemptions, orders and approvals of all Governmental Entities that are necessary for the operation of the business of the Surviving Company and its Subsidiaries (the "Surviving Company Permits"), (b) the Surviving Company and its Subsidiaries are in compliance with the terms of the Surviving Company Permits and (c) the business of the Surviving Company and its Subsidiaries is not being conducted in violation of, and neither the Surviving Company nor any of its Subsidiaries has received any notices of violation with respect to, any law, ordinance or regulation of any Governmental Entity, including, without limitation, the U.S. Foreign Corrupt Practices Act or similar laws. To the knowledge of the Surviving Company, there is no reasonable grounds to believe that any of the foregoing Surviving

Company Permits will not, in the ordinary course, be renewable upon their expiration, and neither the Surviving Company nor any of its Subsidiaries has received any notice from any Governmental Entity giving notice of, or threatening, the cancellation or non-renewal of same.

                4.14. Contracts. Except as set forth in the Surviving Company Disclosure Schedule, none of the Surviving Company, any of its Subsidiaries, or to the best knowledge of the Surviving Company, any other party is in breach or violation or in default in the performance or observance of any term or provision of any contract, agreement, indenture, mortgage, loan agreement, note, lease or other instrument to which the Surviving Company or any such Subsidiary is bound or to which any of the properties of the Surviving Company or any such Subsidiary is subject, which breach, violation or default would be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect on the Surviving Company.

                4.15. Insurance. The Surviving Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as are prudent in accordance with industry practices.

                4.16. Opinion of Financial Advisor. The Surviving Company has received an opinion from Bear Stearns & Co., financial advisor to the Surviving Company, to the effect that the Exchange Ratio is fair, from a financial point of view to the holders of Seller's Shares, a copy of which opinion has been delivered to Seller.

                5. Covenants Relating to Conduct of Business.

                5.1. Conduct of Business by the Surviving Company. During the period from the date of this Agreement and continuing until the Closing Date, the Surviving Company agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or the Surviving Company Disclosure Schedule or as required by a Governmental Entity of competent jurisdiction or to the extent that Seller otherwise agrees in writing, which consent shall not be unreasonably withheld or delayed):

                (a) The Surviving Company and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations.

                (b) The Surviving Company shall not, and except in the ordinary course of business shall not permit any of its Subsidiaries to, (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect Subsidiary of the Surviving Company to its shareholders in accordance with their respective interests, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Surviving Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities.

                (c) The Surviving Company shall not, and except in the ordinary course of business, shall not permit any of its Subsidiaries to, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than (w) the issuance of Surviving Company Common Stock, upon the exercise of Employee Stock Options outstanding on the date of this Agreement and in accordance with their present terms and (x) the issuance of Surviving Company Common Stock upon the exercise of warrants of the Surviving Company outstanding on the date of this Agreement and in accordance with their present terms).

                (d) The Surviving Company shall not, and shall not permit any of its Subsidiaries to, knowingly take any action that would jeopardize qualification of the Sale and Liquidation as a reorganization within the meaning of Section 368(a) of the Code.

                (e) The Surviving Company shall use reasonable efforts to cause its officers to furnish such representations to Seller's and the Surviving Company's counsel as may reasonably be requested to enable such counsel to deliver the opinions described in Sections 7.2(c) and 7.3(d).

                (f) Other than acquisitions disclosed on the Surviving Company Disclosure Schedule and acquisitions for cash in existing or related lines of business of the Surviving Company the fair market value of the total consideration (including the value of Indebtedness acquired or assumed) for which does not exceed the amount specified in the aggregate for all such acquisitions in Section 5.1(f) of the Surviving Company Disclosure Schedule, the Surviving Company shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any Person or division thereof or otherwise acquire or agree to acquire any assets (other than the acquisition of assets used in the operations of the business of the Surviving Company and its Subsidiaries in the ordinary course); provided, that the foregoing shall not prohibit internal reorganizations or consolidations involving existing Subsidiaries of the Surviving Company or the creation of new subsidiaries of the Surviving Company to conduct or continue activities otherwise permitted by this Agreement.

                (g) Other than (i) internal reorganizations or consolidations involving existing subsidiaries of the Surviving Company, and (ii) dispositions referred to in Surviving Company SEC Reports filed prior to the date of this Agreement the Surviving Company shall not, and shall not permit any of its Subsidiaries, except in the ordinary course of business to, sell, lease or encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of the Surviving Company) the fair market value of the total consideration (including the value of the Indebtedness acquired or assumed) for which does not exceed the amount specified in the aggregate for all such dispositions in Section 5.1(g) of the Surviving Company Disclosure Schedule.

                (h) Other than in connection with actions permitted by clause
         (c) above, the Surviving Company shall not, and shall not permit any of its Subsidiaries to, (i) make any loans, advances or capital contributions to, or investments in, any other Person (other than (w) in accordance with normal cash management or treasury functions, (x) by the Surviving Company or a Subsidiary thereof to or in the Surviving Company or a Subsidiary thereof, (y) pursuant to any contract or other legal obligation of the Surviving Company or any of its Subsidiaries existing as of the date of this Agreement, or (z) in the ordinary course of business consistent with past practice in an aggregate amount not in excess of the aggregate amount specified in Section 5.1(h) of the Surviving Company Disclosure Schedule), or (ii) create, incur, assume or suffer to exist any Indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement except pursuant to the credit facilities, indentures and other arrangements in existence on the date of this Agreement or in the ordinary course of business consistent with past practice, in each case as such credit facilities, indentures and other arrangements may be amended, extended, modified, refinanced, renewed or refinanced after the date of this Agreement.

                (i) The Surviving Company shall not, and shall not permit its Subsidiaries to, take any action or omit to take any action that could reasonably be expected to (i) constitute, or be likely to result in, a breach of any of the representations and warranties set forth in
         Section 4 or

         (ii) have a Material Adverse Effect on the Surviving Company's ability to consummate the transactions contemplated herein.

                (j) The Surviving Company shall not, and shall not permit its Subsidiaries to, enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officers, directors or employees, or adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any officer, director or employee other than (A) in the ordinary course of business or (B) to the extent required by law.

                (k) The Surviving Company shall not, and shall not permit its Subsidiaries to, implement any material change in accounting principles, practices or methods, other than as may be required by GAAP.

                (l) The Surviving Company shall not, and shall not permit its Subsidiaries to, authorize or enter into any agreement or understanding to take any of the actions referred to in this Section 5.1.

                5.2. Conduct of Business by Seller. During the period from the date of this Agreement and continuing until the Closing Date, Seller agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or Seller Disclosure Schedule or as required by a Governmental Entity of competent jurisdiction or to the extent that Surviving Company otherwise agrees in writing, which consent shall not be unreasonably withheld or delayed):

                (a) Seller and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations.

                (b) Seller shall not, and except in the ordinary course of business shall not permit any of its Subsidiaries to, (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect Subsidiary to its shareholders in accordance with their respective interests, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of capital stock of Seller or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities.

                (c) Seller shall not, and except in the ordinary course of business shall not permit any of its Subsidiaries to, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of Seller Capital Stock upon the exercise of Stock Options outstanding on the date of this Agreement and in accordance with their present terms).

                (d) Seller shall not, and shall not permit any of its Subsidiaries, to knowingly take any action that would jeopardize qualification of the Sale and Liquidation as a reorganization within the meaning of Section 368(a) of the Code.

                (e) Seller shall use reasonable efforts to cause its officers to furnish such representations to Seller's and the Surviving Company's counsel as may be reasonably requested to enable such counsel to deliver the opinions described in Sections 7.2(c) and 7.3(d).

                (f) Other than acquisitions disclosed on Seller Disclosure Schedule and acquisitions for cash in existing or related lines of business of Seller the fair market value of the total consideration (including the value of Indebtedness acquired or assumed) for which does not exceed the amount specified in the aggregate for all such acquisitions in Section 5.2(f) of Seller Disclosure Schedule, Seller shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any Person or division thereof or otherwise acquire or agree to acquire any assets (other than the acquisition of assets used in the operations of the business of Seller and its Subsidiaries in the ordinary course): provided, that the foregoing shall not prohibit internal reorganizations or consolidations involving existing Subsidiaries of Seller or the creation of new Subsidiaries of Seller to conduct or continue activities otherwise permitted by this Agreement.

                (g) Other than (i) internal reorganizations or consolidations involving existing subsidiaries of Seller, and (ii) dispositions referred to in Seller SEC Reports filed prior to the date of this Agreement, except in the ordinary course of business, Seller shall not, and shall not permit any of its Subsidiaries to, sell, lease or encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of Seller) the fair market value of the total consideration (including the value of the Indebtedness acquired or assumed) for which does not exceed the amount specified in the aggregate for all such dispositions in Section 5.2(g) of Seller Disclosure Schedule.

                (h) Other than in connection with actions permitted by clause
         (c) above, Seller shall not, and shall not permit any of its Subsidiaries to (i) make any loans, advances or capital contributions to, or investments in, any other Person (other than (x) by Seller or a Subsidiary thereof to or in Seller or a Subsidiary thereof, (y) pursuant to any contract or other legal obligation of Seller or any of its Subsidiaries existing as of the date of this Agreement, or (z) in the ordinary course of business consistent with past practice in an aggregate amount not in excess of the aggregate amount specified in
         Section 5.2(h) of Seller Disclosure Schedule), or (ii) create, incur, assume or suffer to exist any Indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement except pursuant to the credit facilities, indentures and other arrangements in existence on the date of this Agreement or in the ordinary course of business consistent with past practice, in each case as such credit facilities, indentures and other arrangements may be amended, extended, modified, refinanced, renewed or refinanced after the date of this Agreement.

                (i) Seller shall not, and shall not permit its Subsidiaries to, take any action or omit to take any action that could reasonably be expected to (i) constitute, or be likely to result in, a breach of any of the representations and warranties set forth in Section 3 or (ii) have a Material Adverse Effect on Seller's ability to consummate the transactions contemplated herein.

                (j) Seller shall not, and shall not permit its Subsidiaries to, enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officers, directors or employees, or adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any officer, director or employee other than (A) in the ordinary course of business or (B) to the extent required by law.

                (k) Seller shall not and shall not permit its Subsidiaries to modify in any material respect any of the Seller Broadcast Contracts and shall consult with the Surviving Company on any material developments or proposed modifications with respect to the Seller Broadcast Contracts.

                (l) Seller shall not, and shall not permit its Subsidiaries to, implement any material change in accounting principles, practices or methods, other than as may be required by GAAP.

                (m) Seller shall not, and shall not permit its Subsidiaries to, authorize or enter into any agreement or understanding to take any of the actions referred to in this Section 5.2.

                5.3. Other Actions. The Surviving Company and Seller shall not, and shall not permit any of their respective Subsidiaries to, take any action that would, or that could reasonably be expected to, result in (a) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue, (b) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (c) any of the conditions to the Sale set forth in Section 7 not being satisfied.

                5.4. Advice of Changes. The Surviving Company and Seller shall promptly advise the other party orally and in writing of (a) any representation or warranty made by it contained in this Agreement or, in the case of Seller, the Seller Voting Agreement, becoming untrue or inaccurate in any material respect, (b) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or, in the case of Seller, the Seller Voting Agreement or
(c) the occurrence of any change or event having, or which could reasonably be expected to have a Material Adverse Effect on the ability of the conditions set forth in Section 7 to be satisfied.

                6. Additional Agreements.

                6.1. Preparation of the Form F-4 and the Joint Proxy Statement. As promptly as reasonably possible following the date hereof, Seller and the Surviving Company shall prepare and file with the SEC proxy materials which shall constitute the Joint Proxy Statement (such proxy statement, and any amendments or supplements thereto, the "Joint Proxy Statement") and the Surviving Company shall prepare and file a registration statement on Form F-4, in which the Joint Proxy Statement shall be included as a prospectus, with respect to the issuance of the Consideration Shares (the "Form F-4"). Each of the Surviving Company and Seller shall use all reasonable efforts to have the Form F-4 declared effective under the Securities Act as promptly as practicable after such filing. The Surviving Company will use all reasonable efforts to cause the Joint Proxy Statement to be mailed to the Surviving Company's shareholders, and Seller will use all reasonable efforts to cause the Joint Proxy Statement to be mailed to Seller's shareholders, in each case as promptly as practicable after the Form F-4 is declared effective under the Securities Act. The Surviving Company shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of the Consideration Shares, and Seller shall furnish all information concerning Seller and its shareholders as may be reasonably requested in connection with any such action.

                6.2. Shareholders Meetings. (a) The Surviving Company will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the "Surviving Company Shareholders Meeting") for the purpose of obtaining the Surviving Company Shareholder Approval; provided that, the Surviving Company may delay the date of, or adjourn, such meeting in its discretion.

                (b) Seller will, as soon as practicable following the date of this Agreement, (i) duly call, give notice of, convene and hold a meeting of its Shareholders (the "First Seller Shareholders Meeting") for the purpose of obtaining Seller Shareholder Approval to adopt this Agreement and approve the transactions contemplated hereby and (ii) duly call and give notice of a meeting of its Shareholders (the "Second Seller Shareholders Meeting" and, together with the First Seller Shareholders Meeting, the "Seller Shareholders Meetings") for the purpose of obtaining Seller Shareholder Approval to wind up Seller and appoint a liquidator. Seller will, on the day following the Closing or as soon as practicable thereafter, convene and hold the Second Seller Shareholders Meeting.

                (c) Without limiting the effect of the proviso to Section 6.2(a), Seller and the Surviving Company will use reasonable efforts to hold the Surviving Company Shareholders Meeting and First Seller Shareholders Meeting on the same date and as soon as practicable after the date hereof. Seller will use reasonable efforts to hold the Second Seller Shareholders Meeting on the date of (but following) the Closing.

                6.3. Acquisition Proposals. Seller agrees that it will not, and will cause its Subsidiaries not to, and will use its best efforts to cause the respective officers, directors, employees and investment bankers, attorneys or other agents retained by it or any of its Subsidiaries ("Representatives") not to, (i) initiate or solicit, directly or indirectly, any inquiries or the making of any Acquisition Proposal (as defined in Section 9.3) or (ii) engage in negotiations or discussions with, or furnish any information or data to, any third party relating to an Acquisition Proposal (other than the transactions contemplated hereby). Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any Representative shall be deemed to be a breach of this Section 6.3. by Seller.

                6.4. Letters of the Accountants. The Surviving Company shall use all reasonable efforts to cause to be delivered to Seller a letter of Ernst & Young, the Surviving Company's independent public accountants, dated a date within two Business Days before the date on which the Form F-4 shall become effective and a letter of Ernst & Young dated a date within two Business Days before the Closing Date, each addressed to Seller, in form and substance reasonably satisfactory to Seller and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form F-4. With respect to any information relating to Seller or any Subsidiary of Seller supplied or to be supplied by Seller specifically for inclusion or for incorporation by reference in the Form F-4, Seller shall use all reasonable efforts to cause to be delivered to the Surviving Company a letter of Arthur Andersen & Co., Seller's independent public accountants, dated a date within two Business Days before the date on which the Form F-4 shall become effective and a letter of Arthur Andersen & Co. dated a date within two Business Days before the Closing Date, each addressed to the Surviving Company, in form and substance reasonably satisfactory to the Surviving Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form F-4.

                6.5. Access to Information; Confidentiality. Subject to the Confidentiality Agreements, each of the parties shall, and shall cause each of its respective Subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Closing Date to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of the Surviving Company and Seller shall, and shall cause each of its respective Subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of the U.S. federal or state, Bermuda or Luxembourg securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Each of the Surviving Company and Seller will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in accordance with the terms of the respective Confidentiality Agreements, dated as of November 12, 1998, executed by each of the Surviving Company and Seller (the "Confidentiality Agreements").

                6.6. Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Sale and the other transactions contemplated by this Agreement, the Seller Voting Agreement and the Shareholders' Agreements including (a) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, including those referred to in Sections 3.5(c) and 4.4(c), and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (b) the obtaining of all necessary consents, approvals or waivers from third parties, (c) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement, the Seller Voting Agreement or the Shareholders' Agreements or the consummation of any of the transactions contemplated by this Agreement, the Seller Voting Agreement or the Shareholders' Agreements, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (d) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement, the Seller Voting Agreement and the Shareholders' Agreements; provided, however, that a party shall not be obligated to take any action pursuant to the foregoing if the taking of such action or the obtaining of any waiver, consent, approval or exemption is reasonably likely to be materially burdensome to such party and its Subsidiaries taken as a whole or to impact in a materially adverse manner the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of such transactions.

                6.7. Seller Stock Options, Seller SARs and Seller Warrants. (a) In accordance with the terms of the Seller's 1994 Stock Option Plan, as amended and Seller's 1995 Stock Option Plan, as amended (collectively, the "Seller Stock Option Plans") and Seller's Stock Appreciation Rights Plan (the "Seller SAR Plan" and, together with the Seller Stock Option Plans, the "Seller Incentive Plans"), each outstanding option to purchase shares of Seller Capital Stock granted under the Seller Stock Option Plans (each, a "Seller Stock Option" and collectively, the "Seller Stock Options"), and each stock appreciation right granted under the Seller SAR Plan (each a "Seller SAR" and collectively, the "Seller SARs") shall immediately prior to the Closing Date, become exercisable. The terms of the Seller Stock Options and Seller SARs shall be adjusted as necessary to provide that, at the Closing, each Seller Stock Option and Seller SAR outstanding immediately prior to the Closing Date shall be deemed to constitute an option to acquire, or a stock appreciation right with respect to, such number of shares of Surviving Company Common Stock as shall result from multiplying the Exchange Ratio by the number of shares of Seller Capital Stock heretofore issuable upon exercise of such Seller Stock Option or covered by such Seller SAR, for a price per share of Surviving Company Common Stock or base price (as the case may be) equal to (x) the exercise price under Seller Stock Option or base price under the Seller SAR (as the case may be) divided by (y) the Exchange Ratio (each, as so adjusted, an "Adjusted Award"), provided that any fractional share of Surviving Company Common Stock resulting from an aggregation of all of the shares of a holder subject to Seller Stock Options or Seller SARs shall be rounded to the nearest whole share, and provided further that, for any Seller Stock Option to which Section 421 of the Code applies by reason of its qualification under any of Sections 422 through 424 of the Code, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424 of the Code. Each such Adjusted Award, to the extent permissible under Section 425(a) of the Code, shall thereafter be exercisable until the end of the period during which the Seller Stock Option or Seller SAR (as the case may be) was exercisable and shall otherwise have terms no less favorable to the holder thereof than the original Seller Stock Option or Seller SAR (as the case may be). Seller shall use reasonable best efforts to obtain any consents from holders of Seller Stock Options or Seller SARs granted under Seller Incentive Plans and make any amendments to the terms of such stock option, stock appreciation right or plan that are necessary to give effect to the transactions contemplated by this Section prior to the Closing.

                (b) The Surviving Company shall take such actions as are necessary for the assumption of Seller Stock Options and Seller SARs pursuant to this Section 6.7, including the reservation, issuance and listing of Surviving Company Common Stock as is necessary to effectuate the transactions contemplated by this Section 6.7. The Surviving Company shall prepare and file with the SEC a registration statement on an appropriate form, or a post-effective amendment to a registration statement previously filed under the Securities Act, with respect to the shares of Surviving Company Common Stock subject to the Adjusted Awards and, where applicable, shall use its reasonable best efforts to have such registration statement declared effective as soon as practicable following the Closing Date and to maintain the effectiveness of such Adjusted Awards (and to maintain the current status of the prospectus contained therein) for so long as such Adjusted Awards remain outstanding. With respect to those individuals, if any, who, subsequent to the Closing, will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, the Surviving Company shall use its reasonable efforts to administer Seller Stock Options assumed pursuant to this Section 6.7 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act.

                (c) With respect to each Seller Warrant outstanding immediately prior to the Closing Date, from and after the Closing Date, the holder thereof shall have the right, by exercising such Seller Warrant, to purchase a number of shares of Surviving Company Common Stock that such holder would have received, based upon the Exchange Ratio, had such Seller Warrant been exercised immediately prior to the Closing Date, provided that any fractional share of Surviving Company Common Stock resulting from such calculation shall be rounded to the nearest whole share.

                6.8. Certain Employee Arrangements. As of the Closing Date, the Surviving Company will, and will cause its Subsidiaries to, recognize the service of any employee of Seller or any of its Subsidiaries with Seller or any such Subsidiary completed prior to the Closing Date for all purposes of eligibility to participate and vesting in all applicable benefit plans.

                6.9. Indemnification, Exculpation and Insurance. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing Date now existing in favor of the current and former directors and officers of Seller as provided in its certificate of incorporation, Seller's Bye-laws, and indemnification agreements shall be assumed by the Surviving Company pursuant to Section 1.1(a). In furtherance of such assumption and for the exclusive and enforceable benefit of such current and former directors and officers of Seller, Seller may purchase, prior to the Closing Date, a policy for insurance and indemnification of Seller's directors and officers providing coverage for events occurring prior to the Closing Date ("D&O Insurance"), for all Persons who are directors and officers of Seller on the date of this Agreement, for a period of not less than six years from the date of the First Seller Shareholder Meeting, so long as the total cost therefor would not be in excess of $600,000. Adequate provision shall be made prior to the Closing Date in the financial statements of Seller for the entire cost of such D&O Insurance as a current expense item. To the knowledge of Seller, after due inquiry from its directors, as of the date hereof, no claim is pending or threatened against any such director or officer of a type covered by Seller's existing director's and officer's insurance, nor, to the knowledge of Seller, does a basis therefor exists.

                6.10. Expenses. If the Sale is not consummated each party shall be solely responsible for Expenses incurred by it in connection with this Agreement and the transactions contemplated herein, provided that all expenses incurred in connection with the filing, printing and mailing of the Joint Proxy Statement and Form F-4 shall be shared equally by Seller and the Surviving Company. All unpaid Expenses (as defined in Section 9.3) of Seller incurred in connection with this Agreement and the transactions contemplated hereby shall be assumed by the Surviving Company pursuant to Section 1.1(a).

                6.11. Public Announcements. Seller and the Surviving Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Sale, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement, the Seller Voting Agreement and the Shareholders' Agreements shall be in the form heretofore agreed to by the parties.

                6.12. Affiliates. Prior to the Closing Date, Seller shall deliver to the Surviving Company a letter identifying all Persons who are, at the time the Sale is submitted for approval to the Board of Directors of Seller, "affiliates" of Seller for purposes of Rule 145 under the Securities Act. Seller shall use reasonable efforts to cause each such Person to deliver to the Surviving Company on or prior to the Closing Date a written agreement in a form reasonably acceptable to the Surviving Company, acknowledging that such Person is subject to the provisions of Rule 145(d) promulgated under the Securities Act. Notwithstanding anything to the contrary herein, no Consideration Shares or cash shall be delivered to a Person who may be deemed an "affiliate" of Seller for purposes of Rule 145 under the Securities Act and applicable rules and regulations of the SEC until such Person has executed and delivered such an agreement.

                6.13. NASDAQ Listing. Surviving Company shall use all reasonable efforts to cause the shares of Surviving Company Common Stock to be issued in the Sale and issued to holders of Seller Stock Options to be approved for listing on NASDAQ, subject to official notice of issuance, as soon as practicable and in any event prior to the Closing Date.

                6.14. Stockholder Litigation. Each of Seller and the Surviving Corporation shall give the other prompt notice of any stockholder litigation against Seller or the Surviving Company, as applicable, and its directors relating to the transactions contemplated by this Agreement.

                6.15. Tax Treatment. Each of Seller and the Surviving Corporation shall use reasonable efforts to cause the Reorganization to qualify as a reorganization under the provisions of Section 368(a) of the Code.

                6.16. Further Assurances. From time to time, each of the parties shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, within a reasonable period of time, such further documents and instruments and take such further action as may be reasonably necessary to effectuate the consummation of the transactions contemplated hereby.

                6.17. Certain Liquidation. Seller shall use all reasonable efforts to liquidate, prior to the Closing Date, Central European Media Enterprises N.V., a Netherlands Antilles company, and cause it to distribute all of its assets, consisting primarily of shares of CME Media, to Seller.

                6.18. Indemnification Pending Completion of the Liquidation. The procedures set forth in this Section 6.18 shall apply to any claim for payment, indemnification, reimbursement or any similar claim which may be asserted after the Closing Date by Seller (or any Person acting on its behalf (a "Claiming Party") with respect to any Assumed Liabilities (an "Indemnification Claim"). Each Claiming Party shall give notice to the Surviving Company promptly after such Claiming Party has knowledge of any matter as to which an Indemnification Claim may be sought, and the Surviving Company shall have the right to assume and control the defense of any such claim with counsel of its own choosing. The Surviving Company shall have the right to compromise or settle any such claim in its sole and absolute discretion and consent to entry of any judgment with respect thereto. Each Claiming Party shall furnish such information regarding itself or the claim in question as the Surviving Company may request and as shall be required in connection with the defense of such claim and shall otherwise cooperate with the Surviving Company in the defense of any such claim. The failure of the Claiming Party to comply with the procedures set forth herein shall relieve the Surviving Company of its obligations with respect to any such Assumed Liability asserted after the Closing Date to the extent the Surviving Company is prejudiced by such failure.

                6.19. Debt Consent. As promptly as practicable after the date hereof, and taking into account the requirements of the Indentures relating to the assumption of the indebtedness governed thereby, Seller and the Surviving Company shall determine whether the assumption contemplated by Section 1.2(b)(iii) of this Agreement may take place without any consent or waiver being obtained from the holders of the Notes (as defined in the respective Indentures). Unless Seller and the Surviving Company shall conclude that such consent or waiver is not required to be obtained or Seller and the Surviving Company agree to take other actions with respect to the Notes, Seller and the Surviving Company shall use all reasonable efforts to obtain from the holders of the Notes such consents or waivers as are necessary to permit the assumption contemplated by Section 1.2(b)(iii) of this Agreement (such consents or waivers, collectively, the "Debt Consent"). If the Debt Consent is to be obtained, (i) Seller shall prepare and mail to the holders of the Notes a consent solicitation statement and all necessary supporting documentation with respect to the Debt Consent; (ii) the Surviving Company shall have the right to participate in the preparation of all such materials, and no such materials shall be mailed to the holders of the Notes unless the Surviving Company shall have approved the form and substance of such materials; (iii) the Surviving Company and its representatives shall have the right to participate in, and receive prior notice of, any discussions or negotiations with holders of Notes, it being expressly agreed that the Surviving Company shall have the right to approve, in advance, any inducement offered to the holders of the Notes in connection with obtaining the Debt Consent, such approval not to be unreasonably withheld; and
(iv) the Surviving Company shall provide to Seller such information as may be reasonably required in connection with obtaining the Debt Consent.

                7. Conditions Precedent.

                7.1. Conditions to Each Party's Obligation To Effect the Sale. The respective obligation of each party to effect the Sale is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                (a) Shareholder Approvals. The Surviving Company Shareholder Approval and Seller Shareholder Approval shall have been obtained.

                (b) No Injunctions or Restraints. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the Sale and Liquidation shall be in effect.

                (c) Form F-4. The Form F-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and the Surviving Company shall have received all state securities or "blue sky" authorizations necessary to issue the Surviving Company Common Stock issuable pursuant to this Agreement.

                (d) NASDAQ Listing. The Consideration Shares issuable (i) to Seller and subsequently to be distributed to its shareholders pursuant to this Agreement, and (ii) to holders of Seller Stock Options shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

                (e) Third Party Approvals. The approvals listed on Schedule 7.1 hereto shall have been obtained and shall be in full force and effect.

                (f) Liquidation of Antilles Company. Seller shall have liquidated Central European Media Enterprises N.V., a

         Netherlands Antilles company, and caused it to distribute all of its assets, consisting primarily of shares of CME Media, to Seller.

                7.2. Conditions to Obligations of Seller. The obligations of Seller to effect the Sale and Liquidation are subject to satisfaction or waiver of the following additional conditions:

                (a) Representations and Warranties. The representations and warranties of Surviving Company set forth in this Agreement shall have been true and correct when made and shall be true and correct at and as of the Closing Date (other than those representations and warranties that speak of a specific time or date, which shall be true and correct as of such time and date), except where the failure of such representations and warranties (disregarding any qualifications as to materiality contained therein) to be true and correct would not have, and have not had, a Material Adverse Effect on the Surviving Company.

                (b) Performance of Obligations of the Surviving Company. The Surviving Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Seller shall have received a certificate signed on behalf of the Surviving Company by the Chairman or the Vice-Chairman of its Board of Directors to such effect.

                (c) Tax Opinion. Seller shall have received from Debevoise & Plimpton, counsel to Seller, an opinion in substantially the form attached hereto as Exhibit 3, dated on or about the date of the mailing of the Joint Proxy Statement, which opinion shall be reconfirmed on the Closing Date, substantially to the effect that the Sale and Liquidation should be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel for Seller shall be entitled to request and rely upon representations contained in certificates of officers of Seller, and the Surviving Company, which certificates are in substantially the form attached hereto as Exhibit 4.

                (d) Material Adverse Change. Since the date hereof, there has been no Material Adverse Change with respect to the Surviving Company.

                7.3. Conditions to Obligations of the Surviving Company. The obligation of the Surviving Company to effect the Sale is further subject to satisfaction or waiver of the following additional conditions:

              (a) Representations and Warranties. The representations and warranties of Seller set forth in this Agreement shall have been true and correct when made and shall be true and correct at and as of the Closing Date (other than those representations and warranties that speak of a specific time or date, which shall be true and correct as of such time and date), except where the failure of such representations and warranties (disregarding any qualifications as to materiality contained therein) to be true and correct would not have, and have not had, a Material Adverse Effect on Seller.

                (b) Performance of Obligations of Seller. Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Surviving Company shall have received a certificate signed on behalf of Seller by an executive officer of Seller to such effect.

                (c) Letters from Affiliates. The Surviving Company shall have received from each Person identified in the letter referred to in
         Section 6.12 an executed copy of an agreement in a form reasonably acceptable to the Surviving Company.

                (d) Tax Opinion. The Surviving Company shall have received from Willkie Farr & Gallagher, counsel to the Surviving Company, an opinion in substantially the form attached hereto as Exhibit 3, dated on or about the date of the mailing of the Joint Proxy Statement, which opinion shall be reconfirmed on the Closing Date, substantially to the effect that the Sale and Liquidation should be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel for the Surviving Company shall be entitled to request and rely upon representations contained in certificates of officers of Seller, and the Surviving Company, which certificates are in substantially the form attached hereto as Exhibit 4.

                (e) Material Adverse Change. Since the date hereof, there has been no Material Adverse Change with respect to Seller.

                (f) Termination of RL Agreements. Except as expressly contemplated by this Agreement, the December Purchase Agreement shall have been terminated without any liability to Seller or any Subsidiary of Seller.

                8. Termination, Amendment and Waiver.

                8.1. Termination Events. This Agreement may be terminated at any time prior to the Closing Date, whether before or after the Surviving Company Shareholder Approval and Seller Shareholder have been obtained:

                (a) by mutual written consent of Seller and the Surviving
         Company;

                (b) by either Seller or the Surviving Company:

                (i) if, upon a vote at a duly held Surviving Company Shareholders Meeting or any adjournment thereof at which the Surviving Company Shareholder Approval shall have been voted upon, the Surviving Company Shareholder Approval shall not have been obtained;

                (ii) if, upon a vote at a duly held Seller Shareholders Meeting or any adjournment thereof at which Seller Shareholder Approval shall have been voted upon, Seller Shareholder Approval shall not have been obtained;

                (iii) if the Sale shall not have been consummated on or before December 31, 1999, unless the failure to consummate the Sale is the result of a material breach of this Agreement by the party seeking to terminate this Agreement;

                (iv) if any Governmental Entity shall have issued an order, injunction, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Sale and such order, injunction, decree, ruling or other action shall have become final and nonappealable; or

                (v) in the event of a material breach by the other party of any representation, warranty, covenant or other agreement contained in this Agreement that cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach (a "Material Breach") (provided that the terminating party is not then in Material Breach of any representation, warranty, covenant or other agreement contained in this Agreement); or

                (c) by the Surviving Company in the event of any material breach by any Principal Seller Shareholder of the terms of the Seller Shareholders' Agreement.

                8.2. Effect of Termination; Termination Fee. (a) In the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall terminate and henceforth have no effect, without any liability or obligation on the part of either party hereto, except that the provisions of the last sentence of Section 6.5 (Confidentiality), Section 6.10 (Fees and Expenses), this Section
8.2 and Section 9 shall remain in full force and effect, and except that no such termination shall relieve any party from liability for breach of this Agreement or failure by it to perform its obligations hereunder.

                (b) Each party hereby agrees that it (the "Responsible Party") shall pay to the other party hereto a termination fee (the "Termination Fee") equal to $15 million if this Agreement is terminated due to the failure of the shareholders of the Responsible Party to have approved this Agreement and the transactions contemplated hereby at the applicable shareholders meeting or any adjournment thereof on or prior to December 31, 1999. Any Termination Fee payable hereunder shall be paid on demand in same day funds.

                8.3. Amendment. This Agreement may be amended by the parties at any time before or after the Surviving Company Shareholder Approval; provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by the shareholders of the Surviving Company or the shareholders of Seller without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

                8.4. Extension; Waiver. Either party may at any time (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.3, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                8.5. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.1, an amendment of this Agreement pursuant to Section 8.3 or an extension or waiver pursuant to Section
8.4 shall, in order to be effective, require in the case of Seller or the Surviving Company, action by its Board of Directors or, with respect to any amendment to this Agreement, the duly authorized designee of its Board of Directors.

                9. General Provisions.

                9.1. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing Date.

                9.2. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by written notice):

                (a)   if to Seller, to

                      Central European Media Enterprises, Ltd.
                      c/o CME Development Corporation
                      18 D'Arblay Street
                      London W1V 3FP
                      United Kingdom
                      Telephone No.: (44) 171 292 7900
                      Telecopy No.: (44) 171 292 7948
                      Attention: Legal Department

                      with a copy to:

                      Debevoise & Plimpton
                      875 Third Ave.
                      Telephone No.: 212-909-6000
                      Telecopy No.: 212-909-6836
                      New York, NY 10022
                      Attention: Louis Begley, Esq.

                (b)   if to the Surviving Company, to

                      SBS Broadcasting S.A.
                      136 Ives Street
                      London SW3 2ND
                      Telephone No.: 44 171 590 3600
                      Telecopy No.: 44 171 590 3601
                      Attention: Corporate Secretary

                      with a copy to:

                      Willkie Farr & Gallagher
                      787 Seventh Avenue
                      New York, New York 10019
                      Telephone No.: 212-728-8000
                      Telecopy No.: 212-728-8111
                      Attention: Jack H. Nusbaum, Esq.

                      with a copy to:

                      Ashurst Morris Crisp
                      Broadwalk House
                      5 Appold Street
                      London EC2A 2HA
                      Telephone No.: (44) 171 638 1111
                      Telecopy No.: (44) 171 972 7990

                      Attention: Anthony Ghee, Esq.

                9.3. Definitions. (a) For purposes of this Agreement, the following terms shall have the meanings assigned below:

                "Acquired Assets" has the meaning assigned to such term in
         Section 1.1.

                "Acquisition Proposal" means, with respect to Seller, any proposal made by a third party to acquire (A) beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of a 20% or greater equity interest in Seller pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer or exchange offer or similar transaction involving such party including, without limitation, any single or multi-step transaction or series of related transactions which is structured to permit such third party to acquire beneficial ownership of a 20% or greater equity interest in Seller, (B) all or a substantial portion of the business or assets of Seller and its Subsidiaries (on a consolidated basis) (other than the transactions contemplated by this Agreement) or (C) any direct or indirect interest in any Seller Broadcast Property, unless such disposition is permitted by Section 5.2(g) hereof.

                "Adjusted Award" has the meaning assigned to such term in
         Section 6.7.

                "Affiliate" means, with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

                "Assumed Liabilities" has the meaning assigned to such term in
         Section 1.1.

                "BCA" has the meaning assigned to such term in the recitals.

                "Business Day" means any day on which banks are not required or authorized to close in the City of New York, Bermuda or Luxembourg.

                "Claiming Party" has the meaning assigned to such term in
         Section 6.18.

                "Class A Shares" has the meaning assigned to such term in
         Section 3.4(a).

                "Class B Shares" has the meaning assigned to such term in
         Section 3.4(a).

                "Closing" has the meaning assigned to such term in Section 1.1.

                "Closing Date" has the meaning assigned to such term in Section 1.1.

                "CME Media" has the meaning assigned to such term in Section 1.2(b)(i).

                "Code" has the meaning assigned to such term in the recitals.

                "Confidentiality Agreements" has the meaning assigned to such term in Section 6.5.

                "Consideration Shares" has the meaning assigned to such term in
         Section 1.1.

                "Custodian" has the meaning assigned to such term in the Plan of Liquidation.

                  "D&O Insurance" has the meaning assigned to such term in
         Section 6.9.

                "Debt Consent" has the meaning assigned to such term in Section 6.19.

                "December Purchase Agreement" has the meaning assigned to such term in Section 1.1(b).

                "Employee Benefit Plan" means, with respect to any party, each benefit plan maintained or contributed to by it or any of its subsidiaries, or with respect to which it or any of its subsidiaries may have any liability, which provides (or is intended to provide) benefits to its employees, officers, directors or independent contributors or those of its subsidiaries, including each pension, retirement or deferred compensation plan, incentive compensation plan, stock plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance, medical or hospitalization program, sickness, accident, disability or death benefit program or any other fringe benefit.

                "Employee Stock Options" has the meaning assigned to such term in Section 4.3(b).

                "Exchange Act" has the meaning assigned to such term in Section 3.5(c).

                "Exchange Ratio" has the meaning assigned to such term in
         Section 1.1.

                "Expenses" means, with respect to any party hereto, all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by such party in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

                "First Seller Shareholders Meeting" has the meaning assigned to such term in Section 6.2(b).

                "Form F-4" has the meaning assigned to such term in Section 6.1.

                "GAAP" has the meaning assigned to such term in Section 3.6(b).

                "Governmental Entity" has the meaning assigned to such term in
         Section 3.5(c).

                "Indebtedness" with respect to any Person means, at any time, without duplication, (i) its liabilities for borrowed money, (ii) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property), (iii) all liabilities appearing on its balance sheet in respect of a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP, (iv) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities), (v) all its liabilities in respect of letters of credit, performance bonds or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money), but excluding reimbursement obligations under this Agreement, (vi) swaps of such Person, and (vii) any guaranty or similar obligation of such Person with respect to liabilities of a type described in any of clauses (i) through (vi) above.

                "Indemnification Claim" has the meaning assigned to such term in
         Section 6.18.

                "Indentures" has the meaning assigned to such term in Section
         1.2.

                "Joint Proxy Statements" has the meaning assigned to such term in Section 6.1.

                "License Holders" has the meaning assigned to such term in
         Section 3.16.

                "Liens" has the meaning assigned to such term in Section 3.3.

                "Liquidation" has the meaning assigned to such term in the recitals.

                "Material Adverse Change" means, with respect to each party hereto, any change, effect, event or occurrence that is reasonably likely to be materially adverse to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of such party and its Subsidiaries taken as a whole, other than any change, effect, event or occurrence arising after the date hereof resulting from or relating to (i) conditions or circumstances generally affecting the financial markets or the economies in which such party operates, (ii) conditions or circumstances generally affecting the industries in which such party operates that are not the result of acts or omissions of such party or (iii) in the case of Seller, the contractual arrangements in effect as of the date hereof between, on the one hand, any affiliate of Seller and, on the other hand, any other Person owning an interest in the broadcast licenses through which Nova TV is operated in the Czech Republic, or to such Nova TV broadcast licenses.

                "Material Adverse Effect" means, with respect to each party hereto, any change, effect, event or occurrence that is reasonably likely to be materially adverse to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of such party and its Subsidiaries taken as a whole, other than, in the case of Seller, any change, effect, event or occurrence resulting from or relating to the contractual arrangements in effect as of the date hereof between, on the one hand, any affiliate of Seller and, on the other hand, any other Person owning an interest in the broadcast licenses through which Nova TV is operated in the Czech Republic, or to such Nova TV broadcast licenses.

                "Material Breach" has the meaning assigned to such term in
         Section 8.1.

                "NASDAQ" has the meaning assigned to such term in Section
         3.5(c).

                "Necessary Seller Consents" has the meaning assigned to such term in Section 3.5(c).

                "Necessary Surviving Company Consents" has the meaning assigned to such term in Section 4.4(c).

                "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

                "Plan of Liquidation" has the meaning assigned to such term in the recitals.

                "Preferred Shares" has the meaning assigned to such term in
         Section 3.4(a).

                "Principal Seller Shareholders" means Ronald S. Lauder, RSC Investment Corporation, RSL Capital LLC and Duna Investments, Inc.

                "Principal Surviving Company Shareholders" means Harry Sloan, Howard A. Knight and Michael Finkelstein.

                "RL Agreements" has the meaning assigned to such term in Section 3.16.

                "Sale" has the meaning assigned to such term in the recitals.

                "SEC" has the meaning assigned to such term in Section 3.6(a).

                "Second Seller Shareholders Meeting" has the meaning assigned to such term in Section 6.2(b).

                "Securities Act" has the meaning assigned to such term in
         Section 3.5(c).

                "Seller" means the company referred to as the "Seller" in the heading hereto.

                "Seller Broadcast Contract" has the meaning assigned to such term in Section 3.16.

                "Seller Broadcast Properties" has the meaning assigned to such term in Section 3.16(b).

                "Seller Capital Stock" has the meaning assigned to such term in
         Section 3.4.

                "Seller Disclosure Schedule" has the meaning assigned to such term in Section 3.

                "Seller Financial Statements" has the meaning assigned to such term in Section 3.6(b).

                "Seller Incentive Plans" has the meaning assigned to such term in Section 6.7.

                "Seller Permits" has the meaning assigned to such term in
         Section 3.11.

                "Seller SAR" has the meaning assigned to such term in Section
         6.7.

                "Seller SAR Plan" has the meaning assigned to such term in
         Section 6.7.

                "Seller SEC Documents" has the meaning assigned to such term in
         Section 3.6(a).

                "Seller Shares" has the meaning assigned to such term in Section 3.4(a).

                "Seller Shareholder Approval" has the meaning assigned to such term in Section 3.13(a).

                "Seller Shareholders' Agreement" shall mean the CME Shareholders Agreement dated as of the date hereof and shall have the meaning assigned to such term in the recitals.

                "Seller Shareholders Meetings" has the meaning assigned to such term in Section 6.2(b).

                "Seller Stock Option" has the meaning assigned to such term in
         Section 6.7.

                "Seller Stock Option Plans" has the meaning assigned to such term in Section 6.7.

                "Seller Voting Agreement" has the meaning assigned to such term in Section 1.2(b).

                "Seller Warrants" has the meaning assigned to such term in
         Section 3.4(a).

                "Seller's Bye-laws" has the meaning assigned to such term in
         Section 2.

                "Shareholders' Agreements" has the meaning assigned to such term in the recitals.

                "Subsidiary" means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have 50% or more of the voting interests in such partnership) or (ii) 50% or more of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions with respect to such corporation or other organization is owned or controlled directly or indirectly (including through one or more of its Subsidiaries) by such Person or (iii) 50% or more of the economic interest of which is owned directly or indirectly (including through one or more of its Subsidiaries) by such Person.

                "Surviving Company" means the company referred to as the "Surviving Company" in the heading hereto.

                "Surviving Company Common Stock" has the meaning assigned to such term in Section 4.3(a).

                "Surviving Company Disclosure Schedule" has the meaning assigned to such term in Section 4.

                "Surviving Company Financial Statements" has the meaning assigned to such term in Section 4.5(b).

                "Surviving Company Permits" has the meaning assigned to such term in Section 4.13.

                "Surviving Company SEC Documents" has the meaning assigned to such term in Section 4.5(a).

                "Surviving Company Shareholder Approval" has the meaning assigned to such term in Section 4.11.

                "Surviving Company Shareholders' Agreement" shall mean the SBS Shareholders' Agreement dated as of the date hereof and shall have the meaning assigned to such term in the recitals.

                "Surviving Company Shareholders Meetings" has the meaning assigned to such term in Section 6.2.

                "Surviving Company Warrants" has the meaning assigned to such term in Section 4.3(a).

                "Tax" has the meaning assigned to such term in Section 3.12(l).

                "Tax Return" has the meaning assigned to such term in Section 3.12(l).

                "Termination Fee" has the meaning assigned to such term in
         Section 8.2.

                "Trustee" has the meaning assigned to such term in Section 1.2.

          (b) When a reference is made in this Agreement to a Section, Schedule or Exhibit, such reference shall be to a Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well reorg as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns and, in the case of an individual, to his heirs and estate, as applicable. All references herein to dollars or "$" mean U.S. dollars.

                9.4. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

                9.5. Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreements (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Section 2 (Liquidation and Dissolution of Seller), Section 6.7 (Stock Options) and Section 6.9 (Indemnification; Exculpation; Insurance), are not intended to confer upon any Person other than the parties any rights or remedies.

                9.6. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of any other laws that might otherwise govern under applicable principles of conflicts of laws thereof.

                9.7. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                       CENTRAL EUROPEAN MEDIA
                                       ENTERPRISES LTD.

                                       By:  /s/ Ronald S. Lauder
                                          -------------------------------------
                                          Name:  Ronald S. Lauder
                                          Title: Chairman



                                       By:  /s/ Frederic T. Klinkhammer
                                          -------------------------------------
                                          Name:  Frederic T. Klinkhammer
                                          Title: President and
                                                   Chief Operating Officer



                                       SBS BROADCASTING S.A.

                                       By:  /s/ Harry E. Sloan
                                          -------------------------------------
                                          Name:  Harry E. Sloan
                                          Title: Chairman of the Board and
                                                   Chief Executive Officer



                                       By:  /s/ Howard A. Knight
                                          -------------------------------------
                                          Name:  Howard A. Knight
                                          Title: Vice Chairman and
                                                   Chief Operating Officer

                                                              Exhibit 1.2 to the
                                                        Reorganization Agreement



                             SELLER VOTING AGREEMENT

                  SELLER VOTING AGREEMENT dated as of [________], 1999, among SBS Broadcasting S.A., a Luxembourg corporation ("SBS"), Central European Media Enterprises Ltd., a Bermuda corporation (the "Company"), and
[_________________].

                  WHEREAS, the Company and SBS have entered into a Reorganization Agreement dated as of the date hereof (as the same may be amended from time to time, the "Reorganization Agreement"), which provides, among other things, for the sale by the Company to SBS of all the assets, business, properties and rights of the Company, and the assumption by SBS of any and all liabilities of the Company, in exchange for shares of common stock of SBS (together with any shares or other securities issued in exchange for or in replacement of such shares, the "Shares"), and the subsequent liquidation of the Company, all upon the terms and conditions set forth in the Reorganization Agreement; and

                  WHEREAS, the liquidation of the Company will be carried out in accordance with a Plan of Winding Up and Dissolution (the "Plan of Liquidation") as set forth in the Reorganization Agreement; and

                  WHEREAS, the Reorganization Agreement provides for the execution and delivery of this Agreement in connection with the issuance of the Shares pursuant to the Reorganization Agreement.

                  NOW THEREFORE, in consideration of the mutual covenants, conditions and agreements contained therein and herein, the parties hereto agree as follows:

         SECTION 1. Defined Terms. Terms used herein and not otherwise defined shall have the meanings ascribed to them in the Reorganization Agreement.

         SECTION 2. Representations and Warranties. Each of the parties hereto (a "Party") represents and warrants to the other Parties hereto as follows:

                (a) Such Party has the authority to execute, deliver and perform this Agreement without the necessity of obtaining any third party consent, approval, authorization or waiver, or giving of any notice or otherwise, except for such consents as have been obtained, are unconditional and are in full force and effect.

                (b) This Agreement has been duly executed and delivered by such Party and, assuming due execution and delivery thereof by other Parties hereto, constitutes the legal, valid, and binding obligation of such Party enforceable against such Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether enforcement is sought by proceedings in equity or at law).

                (c) The execution, delivery, and performance of this Agreement by such Party will not constitute a violation of any law applicable or relating to such Party.

         SECTION 3. Voting Agreement. [___________] agrees with, and covenants to, SBS that, at each meeting of shareholders of SBS or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval will be held or solicited with respect to any matter submitted to shareholders of SBS, [________] shall vote (or cause to be voted) or shall consent, execute a consent or cause to be executed a consent in respect of the Shares in the same proportion as votes are cast (or consents given) by the other shareholders of SBS voting on (or providing a consent with respect to) any such matter]. In order to effectuate the foregoing, [_________] hereby irrevocably grants to, and appoints, Harry Sloan, Howard Knight and Michael Finkelstein, and each of them individually, [________]'s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of [_________], to vote all Shares for which it has or shares the power to vote, or grant a consent or approval in respect of such Shares in any manner permitted by law.

         SECTION 4. Covenants. [__________] agrees with, and covenants to, SBS that it shall not, except as provided in the Plan of Liquidation, (i) transfer (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge, encumbrance or other disposition), or consent to any transfer of, any or all the Shares or any interest therein, (ii) grant any proxy, power-of-attorney or other authorization in or with respect to such Shares, or (iii) deposit such Shares into a voting trust, enter into a voting agreement or arrangement with respect to such Shares or otherwise limit such Shareholder's power to vote his or its Shares in a manner that conflicts with this Agreement.

         SECTION 5. [Intentionally Omitted.]

         SECTION 6. Further Assurances. [___________] shall, upon request of SBS, execute and deliver any additional documents and take such further actions as may reasonably be deemed by SBS to be necessary or desirable to carry out the provisions hereof.

         SECTION 7. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the date upon which the Shares are distributed to the shareholders of the Company in accordance with the Plan of Liquidation.

         SECTION 8. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be sufficiently given if sent by registered or certified mail, postage prepaid, or overnight air courier service, or telecopy or facsimile transmission (with hard copy to follow) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to SBS or the Company, to their respective addresses set forth in Section 9.2 of the Reorganization Agreement; and (ii) if to [__________], to [________________________].

         SECTION 9. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 10. Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement.

         SECTION 11. Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

         SECTION 12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to any applicable conflicts of law principles of such State.

         SECTION 13. Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by any of the parties without the prior written consent of the other parties. Any assignment in violation of the foregoing shall be void.

         SECTION 14. Enforcement. [____________] agrees that irreparable damage would occur and that SBS would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that SBS shall be entitled to an injunction or injunctions to prevent breaches by the other party hereto of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York or in New York State court, this being in addition to any other remedy to which SBS is entitled at law or in equity. In addition, [__________] (i) consents to submit such party to the personal jurisdiction of any Federal court located in the

State of New York or any New York State court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby and (ii) agrees that [_________] will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

         SECTION 15. Severability. If any term or provision hereof, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid or unenforceable with respect to such jurisdiction, and only to such extent, and the remainder of the terms and provisions hereof, and the application thereof to any other circumstance, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law, and the parties hereto shall reasonably negotiate in good faith a substitute term or provision that comes as close as possible to the invalidated or unenforceable term or provision, and that puts each party in a position as nearly comparable as possible to the position each such party would have been in but for the finding of invalidity or unenforceability, while remaining valid and enforceable.

         SECTION 16. Amendment; Modification; Waiver. No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

                  IN WITNESS WHEREOF, SBS , the Company and [__________] have caused this Agreement to be duly executed and delivered as of the date first written above.

                                       CENTRAL EUROPEAN MEDIA
                                       ENTERPRISES LTD.



                                       By:
                                          --------------------------------------
                                       Name:  Frederic T Klinkhammer
                                       Title: President and Chief
                                                Operating Officer



                                       SBS BROADCASTING S.A.



                                       By:
                                          --------------------------------------
                                       Name:  Harry E. Sloan
                                       Title: Chairman of the Board and
                                                Cheif Executive Officer



                                       By:
                                          --------------------------------------
                                       Name:  Howard A. Knight
                                       Title: Vice Chairman and
                                                Chief Operating Officer

                                                                Exhibit 2 to the
                                                        Reorganization Agreement



                       PLAN OF WINDING UP AND DISSOLUTION

                  Reference is made to the Reorganization Agreement between Central European Media Enterprises Ltd. and SBS Broadcasting S.A. (the "Reorganization Agreement") to which this Plan of Winding Up and Dissolution (the "Plan") is attached. Defined terms used in this Plan without definition shall have the meaning given to such terms in the Reorganization Agreement.

                  This Plan sets out the procedures to be used for winding-up and dissolving Seller following the Closing and the Second Seller Shareholder Meeting.

         1.       Appointment of Custodian; Deposit of Consideration Shares.

                  As of the Closing Date, Seller shall enter into an agreement (the "Custodian Agreement") with a bank or trust company nominated by Seller (the "Custodian") which shall provide for the deposit with the Custodian as of the Closing Date certificates representing the Consideration Shares. On the Closing Date the Surviving Company shall deposit the certificates for the Consideration Shares with the Custodian as directed by Seller.

     2.           Procedures for Winding Up and Dissolution.

                  (a) Immediately prior to the Closing, Seller shall hold a meeting of its Board of Directors for the purpose of making statutory declarations (the "Declarations"). The Declarations shall be made by the majority of the Seller's Directors and shall state that each such Director has made a full inquiry into the affairs of Seller and has formed the opinion that Seller will be able to pay its debts in full within a period of 12 months of the commencement of the winding up of Seller. The Declaration may include a statement to the effect that the opinion of the majority of the Directors was based on an indemnity and undertaking by the Surviving Company made in favor of Seller in respect of its liabilities. On the day immediately preceding the Closing Date, the Declarations shall be delivered to the Bermuda Registrar of Companies (the "Registrar") for registration.

                  (b) On the Closing Date, or as soon as practicable thereafter, the Second Seller Shareholders Meeting shall be held for the purpose of passing resolutions to (i) wind up Seller in accordance with the BCA, the Seller's Bye-laws, the Reorganization Agreement and this Plan, (ii) appoint an individual nominated by the Seller's Board of Directors to act as a liquidator (the "Liquidator"), and (iii) deliver to the Registrar all necessary filings and publish notices as required by the BCA. The winding up of Seller shall be deemed to commence at the time of the passing at the Second Seller Shareholders Meeting of the resolution to wind up Seller.

                  (c) On the Closing Date, or as soon as practicable thereafter, the Liquidator shall distribute the Consideration Shares to the shareholders of Seller as of the Closing Date. The Liquidator shall proceed to settle any outstanding claims against Seller in reliance upon the assumption of liabilities and indemnity provided by the Surviving Company.

                  (d) As soon as practicable following the adjournment of the Second Seller Shareholders Meeting (i) notice of the resolution to wind up Seller, together with a notice from the Liquidator of his or her appointment, shall be published in an appointed newspaper in Bermuda and delivered to the Registrar, (ii) the Liquidator shall publish in an appointed newspaper in Bermuda a notice to all Persons calling for submission of any claims against Seller and informing them to submit any such claims and proofs thereof within 14 days from the date such notice is first published, and (iii) the Liquidator shall send notice to all persons appearing from the books and records of Seller to be its creditors advising them that any claim against Seller they may have must be submitted to the Liquidator within 14 days from the date of the notice.

                  (e) If any Person makes any claim against Seller, the Liquidator shall evaluate whether such claim is valid. If in the Liquidator's reasonable judgment such claim is valid, the Liquidator shall arrange for payment or satisfaction of such claim in accordance with the BCA. Immediately upon the later of (i) the fifteenth day after the date of publication or mailing of the notices provided pursuant to Section 2(c) hereof and (ii) the date of payment or other satisfaction in full of all valid claims of creditors of Seller timely presented to the Liquidator, the Liquidator shall distribute any remaining capital and surplus of Seller in accordance with the Reorganization Agreement.

                  (f) The Liquidator shall schedule a Final General Meeting of Seller ("FGM") for such date as all claims against Seller have been paid or otherwise satisfied in full in accordance with the BCA, the Seller's Bye-laws, the Reorganization Agreement and this Plan. At the FGM the Liquidator shall present his or her account of the winding up of Seller to the Seller's members and propose that the Seller's members approve resolutions to dissolve Seller immediately upon the conclusion of the FGM and to dispose of the books and records of Seller in such manner as the Seller's Board of Directors shall advise the Liquidator. In accordance with the BCA, Seller shall be dissolved on the date on which the FGM is convened notwithstanding the absence of a quorum at such meeting. As soon as practicable after the FGM, and in any case within one week after the FGM, the Liquidator shall notify the Registrar that Seller has been dissolved.

     3.           Distribution of Assets of Seller.

                  3.1. Distribution of Consideration. (a) Not later than ten days following the Closing Date, Seller shall provide to the Custodian a list of each holder of record of capital stock of Seller as of the Closing Date (each a "Distributee"), together with a calculation of each Distributee's pro rata share of the Consideration Shares calculated in accordance with the BCA, Seller's Bye-laws, the Reorganization Agreement and this Plan.

                  (b) On the second Business Day following receipt of the information described in clause (a), the Custodian shall mail or cause to be mailed to each Distributee a notice as to the number of Consideration Shares to be distributed to each Distributee and instructions for use in effecting the delivery of Consideration Shares to Distributees.

                  (c) Upon presentation of evidence of ownership of shares of capital stock of Seller by or on behalf of each Distributee after the Second Seller Shareholder Meeting, together with such other documents as may reasonably be required by the Custodian or its agent for such purpose, each Distributee shall be entitled to receive, net of any required withholding tax, (i) one or more certificates representing that number of Consideration Shares that such Distributee has a right to receive under pursuant to the BCA, Seller's Bye-laws, Reorganization Agreement and this Plan and (ii) a check in the amount of any cash in lieu of any fractional interest in Consideration Shares to which such Distributee is entitled pursuant to Section 3.4 of this Plan plus any dividends or other distributions on the Consideration Shares to which such Distributee is entitled pursuant to Section 3.2 of this Plan. No interest will be paid or will accrue on any cash payable to Distributees pursuant to the provisions of this Plan. In the event of a transfer of ownership of capital stock of Seller which is not registered in the transfer records of Seller, a certificate representing the proper number of Consideration Shares may be issued to a Person other than the Person in whose name the ownership of such capital stock of Seller is registered, if evidence of such ownership shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the distribution of Consideration Shares to a Person other than the registered holder of such Certificate or establish to the satisfaction of Custodian or its agent that such tax has been paid or is not applicable.

                  3.2. Distributions with Respect to Unexchanged Shares. Until such time as the Consideration Shares have been distributed to a Distributee in accordance herewith, no dividends or other distributions with respect to Consideration Shares having a record date prior to the date of the distribution of such Consideration Shares shall be paid directly by the Surviving Company to such Distributee, no cash payment in lieu of fractional interests in Consideration Shares shall be paid to any Distributee pursuant to Section 3.4 of this Plan, and all such dividends, and other distributions shall be paid by the Surviving Company to the Custodian and shall be held and invested by the Custodian and shall be paid to the Distributees in proportion to their pro rata interests in Seller upon the Liquidation.

                  3.3. No Further Ownership Rights in Seller Capital Stock. Distributees shall have no further rights with respect to Seller Capital Stock in connection with the transactions contemplated in this Plan other than the right to receive their proportional share of whole Consideration Shares upon the winding up of Seller in accordance herewith and the right to receive cash payments in respect of dividends, other distributions and fractional interests in Consideration Shares in the manner provided herein.

                  3.4. No Fractional Shares. (a) No certificates or scrip representing fractional interests in Consideration Shares shall be distributed to Distributees, no dividend or distribution of the Surviving Company shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to exercise any rights of a shareholder of the Surviving Company.

                  (b) As promptly as practicable following the Second Seller Shareholder Meeting, the Custodian shall determine the excess of (i) the number of whole shares of Consideration Shares delivered to the Custodian pursuant to
Section 3.1 of this Plan over (ii) the aggregate number of whole Consideration Shares to be distributed to Distributees pursuant to Section 3.1 hereof (such excess being herein called the "Excess Shares"). Promptly following the Second Seller Shareholder Meeting, the Custodian shall, on behalf of Distributees, sell the Excess Shares at then-prevailing prices on the NASDAQ, all in the manner provided in Section 3.4(c) of this Plan.

                  (c) The sale of the Excess Shares by the Custodian shall be executed on the NASDAQ through one or more member firms of the NASDAQ and shall be executed in round lots to the extent practicable. Seller shall cause the Custodian to use reasonable efforts to complete the sale of the Excess Shares as promptly following the Second Seller Shareholder Meeting as, in the Custodians sole judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the Distributees, the Custodian shall hold such proceeds in trust for such Distributees (the "Common Stock Trust"). All commissions, transfer taxes and other out-of-pocket transactional costs, including the expenses and compensation of the Custodian incurred in connection with such sale of the Excess Shares shall be subtracted from the assets of the Common Stock Trust. The Custodian shall determine the portion of the Common Stock Trust to which each Distributee is entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Stock Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such Distributee is entitled (after taking into account all shares of Common Stock held on the day of the Second Seller Shareholder Meeting by such Distributee) and the denominator of which is the aggregate amount of fractional share interests to which all Distributees are entitled.

                  3.5. No Liability. Neither the Liquidator, Surviving Company, Seller nor the Custodian shall be liable to any Person in respect of any share of Consideration Shares or any cash from the Common Stock Trust delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  3.6. Investment of Common Stock Trust. The Custodian shall invest any cash included in the Common Stock Trust, on a daily basis in money market instruments. Any interest and other income resulting from such investments shall be deposited in the Common Stock Trust and held pending distribution thereof to Distributees in accordance with the BCA, Seller's Bye-laws, the Reorganization Agreement and this Plan.

         4.       Amendment of Memorandum of Seller.

                  Immediately following the Closing, the Memorandum of Seller shall be amended to be in the form attached as Schedule A to this Plan. In accordance with the amended Memorandum, from the Closing to the final dissolution of Seller, Seller shall conduct no business or other activities except those necessary or useful in order to defend, resolve and satisfy any outstanding claims and liabilities and to complete the winding up and dissolution of Seller in accordance herewith.

         5.       Final Dissolution of Seller.

                  As soon as possible following the Second Seller Shareholder Meeting and the satisfaction of all of Seller's outstanding liabilities and the resolution of any outstanding claims against Seller, Seller shall be finally dissolved in accordance with the BCA and thenceforth shall cease to exist.

                                                                Exhibit 3 to the
                                                        Reorganization Agreement



                               Form of Tax Opinion



A.  Form of Debevoise & Plimpton Tax Opinion

[D&P LETTERHEAD]

                                                                    [Date]


Central European Media Enterprises Ltd.
18 D'Arblay Street
London  W1V 3FP
England


Ladies and Gentlemen:

             We have acted as special counsel to Central European Media Enterprises Ltd., a Bermuda corporation ("Seller"), in connection with the Sale of Seller's assets to Scandinavian Broadcasting Systems S.A., a Luxembourg corporation ("Acquiring"), and the Liquidation of the Seller (collectively, the "Reorganization") contemplated by the Reorganization Agreement, dated as of March 29, 1999, by and between Seller and Acquiring and the exhibits thereto (collectively, the "Reorganization Agreement"). The delivery of an opinion in substantially the form hereof, and the reconfirmation of such opinion on the Closing Date, are conditions to the obligation of Seller to consummate the Reorganization pursuant to Section 7.2(c) of the Reorganization Agreement. All capitalized terms used herein, unless otherwise specified, shall have the meanings ascribed to them in the Reorganization Agreement.

             In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants, statements and representations con-

Central European Media Enterprises, Ltd.          2              March __, 1999

tained in originals or copies, certified or otherwise identified to our satisfaction, of the Reorganization Agreement, the letters of representation of Seller and Acquiring dated __________________ provided to Debevoise & Plimpton and Willkie Farr & Gallagher and attached hereto (the "Tax Representation Letters")[, the Joint Proxy Statement] and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. Our opinion is expressly conditioned upon, among other things, the accuracy as of the date hereof, and the continuing accuracy, of all of such facts, information, covenants, statements and representations up to and including the Closing Date, and we have assumed that the facts, information, covenants, statements and representations contained in the Tax Representation Letters will be reconfirmed as of the Closing Date.

             In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We have also assumed the following for purposes of our opinion:

       1. The Reorganization will be consummated in the manner contemplated in the [Joint Proxy Statement] and in accordance with the Reorganization Agreement.

       2. On the Closing Date, or as soon as practicable thereafter, and as part of a single integrated transaction including the Sale, Seller will distribute to its shareholders the Consideration Shares as well as all of its other assets except for its corporate charter and the agreement described in Section 1.2(b)(ii) of the Reorganization Agreement.

       3. The notification requirements set forth in the U. S. Treasury Regulations with respect to Section 367(b) of the U.S. Internal Revenue Code of 1986, as amended (the "Code") will be satisfied.

       4. Seller will file an election, effective as of the day following the Closing Date, pursuant to U. S. Treasury Regulations Section 301.7701-3 to classify Seller as a partnership for U. S. federal income tax purposes. Following the effective date of such election, Seller will not be treated as a corporation pursuant to Section 7704(b) of the Code because it will qualify for the exception set forth in Section 7704(c) of the Code.

             In rendering our opinion, we have considered the applicable provisions of the Code, the Treasury Regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant. Statutes, regulations, judicial decisions and administrative

Central European Media Enterprises, Ltd.          3              March __, 1999

interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change in the authorities or the facts, information, covenants, statements, representations or assumptions upon which our opinion is based could affect our conclusions. In addition, there can be no assurance that the Internal Revenue Service would not take a position contrary to that which is stated in this opinion.

             Subject to the foregoing and to the qualifications and limitations set forth herein, we are of the opinion that for U.S. federal income tax purposes:

             The Reorganization should qualify as a reorganization pursuant to
Section 368(a) of the Code.

             Our opinion is limited to the foregoing U.S. federal income tax characterization of the Reorganization.

             We are delivering this opinion to you and, without our prior written consent, no other person is entitled to rely on this opinion. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the matters stated, represented or assumed herein, or of any subsequent changes in applicable law.



                                                     Very truly yours,

B.  Form of Willkie Farr & Gallagher Tax Opinion

[WF&G LETTERHEAD]


[Date]


SBS Broadcasting S.A.
8-10 rue Mathias Hardt, L-1717
Luxembourg, Luxembourg

Ladies and Gentlemen:

We have acted as counsel for SBS Broadcasting S.A., a Luxembourg corporation ("Acquiring"), in connection with the proposed Sale of the assets of Central European Media Enterprises, Ltd., a Bermuda corporation ("Seller"), to Acquiring for shares of the common stock of Acquiring, and the subsequent Liquidation of Seller (collectively, the "Reorganization"), pursuant to a Reorganization Agreement dated as of March 29, 1999 and the exhibits thereto (the "Reorganization Agreement"). All capitalized terms used herein, unless otherwise specified, have the meanings assigned to them in the Reorganization Agreement.

In that connection, you have requested our opinion regarding the treatment of the Reorganization as a reorganization defined in Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). In providing our opinion, we have examined the Reorganization Agreement, the Joint Proxy Statement and such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that:

         a. The Reorganization will be consummated in the manner contemplated by the Joint Proxy Statement and in accordance with the provisions of the Reorganization Agreement.

         b. On the Closing Date, or as soon as practicable thereafter, and as part of a single integrated transaction including the Sale, Seller will distribute to its shareholders the Consideration Shares as well as all of its other assets except for its corporate charter and the agreement described in Section 1.2(b)(ii) of the Reorganization Agreement.

         c. The notification requirements set forth in U.S. Treasury Regulations Section 7.367(b)-1(c) will be satisfied.

         d. Seller will make a valid election, effective the day following the Closing Date, pursuant to U.S. Treasury Regulations
                  Section 301.7701-3, to classify Seller as a partnership for Federal income tax purposes. Following the effective date of such election, Seller will not be treated as a corporation pursuant to Section 7704(b) of the Code because it will qualify for the exception set forth in Section 7704(c) of the Code.

         e. The representations made to us by Acquiring and Seller in their respective certificates to us dated _______, and delivered to us for purposes of this opinion are accurate and complete.

Based upon the foregoing, in our opinion, for Federal income tax purposes, the Reorganization should qualify as a reorganization within the meaning of Section 368(a) of the Code.

The opinion expressed herein is based upon existing statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, the statements contained in the certificates from Acquiring and Seller referred to above, and the additional assumptions set forth above, which we have assumed will be true and complete as of the effective time of the Reorganization. Our opinion cannot be relied upon if any of the facts pertinent to the Federal income tax treatment of the Reorganization stated in such documents or in such additional information is, or later becomes, inaccurate or incomplete, or if any of the statements contained in the certificates from Acquiring and Seller referred to above or any of the assumptions set forth above are, or later become, inaccurate or incomplete. Finally, our opinion is limited to the tax matter specifically covered, and we have not been asked to address, nor have we addressed, any other tax consequences of the Reorganization or any other transactions. In particular, no opinion is expressed concerning (i) the amount includible in the income of any shareholder of Seller pursuant to U.S. Treasury Regulations Section 7.367(b)-7(c) (relating to the requirement that the Section 1248 amount be included in income by an exchanging U.S. shareholder) or (ii) whether any 5 percent or greater U.S. shareholder of Seller is required to enter into a gain recognition agreement pursuant to U.S. Treasury Regulations Section 1.367(a)-3(c)(1)(iii)(B) as a condition of obtaining tax-free treatment in the Reorganization.

This opinion is not to be used, circulated, quoted or otherwise referred to for any purpose without our express written permission. Notwithstanding the previous sentence, we hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the [Registration Statement on Form S-4 of Acquiring, of which the Joint Proxy Statement is also a part, and to the reference to our firm under the heading

"THE REORGANIZATION -- Certain Federal Income Tax Consequences"]. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.


Very truly yours,

                                                                Exhibit 4 to the
                                                        Reorganization Agreement


                        FORM OF OFFICER'S TAX CERTIFICATE

A.  Form of Seller Officer's Tax Certificate

[CENTRAL EUROPEAN MEDIA ENTERPRISES, LTD. LETTERHEAD]


[Date]


Willkie Farr & Gallagher
787 Seventh Avenue
New York, New York 10019

Debevoise & Plimpton
875 Third Avenue
New York, New York  10022


               Reorganization Agreement dated as of March 29, 1999
                    (the "Reorganization Agreement") between
             Central European Media Enterprises, Ltd. ("Seller") and
                       SBS Broadcasting S.A. ("Acquiring")


Dear Sirs:

We are furnishing the following representations to you to enable you to prepare and deliver your tax opinions in accordance with Sections 7.2(c) and 7.3(d) of the Reorganization Agreement. We understand that you will be relying on such representations in rendering your tax opinions. Unless otherwise defined herein, capitalized terms have the meanings assigned to them in the Reorganization Agreement.

1. The Sale by Seller of the Acquired Assets to Acquiring and Liquidation of the Seller (collectively, the "Reorganization") will be carried out, insofar as such Reorganization pertains to Seller, as set forth in the Reorganization Agreement.

2. The facts relating to the contemplated Reorganization pursuant to the Reorganization Agreement and the documents executed in connection therewith and pursuant thereto (the "Reorganization Documents") [Joint Proxy Statement and other documents to be listed], are, insofar as such facts pertain to Seller, true, correct and complete in all material respects.

3. Neither Seller nor any related person (within the meaning of Treas. Reg.
Section 1.368-1T(e)(2)(ii)) has acquired any shares of Seller Capital Stock in contemplation of the Reorganization, or otherwise as part of a plan of which the Reorganization is a part.

4. No distribution with respect to Seller Capital Stock has or will be made prior to and in connection with the Reorganization.

5. Seller is not and has not been engaged in a trade or business within the United States.

6. Seller is not and has never been a passive foreign investment company as defined in Section 1297(a) of the Code.

7. In the Reorganization, Acquiring will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets that the Seller held immediately prior to the Reorganization. For purposes of this representation, assets of Seller used to pay its reorganization expenses and all redemptions and distributions (except for regular, normal dividends) made by Seller immediately preceding, or in contemplation of, the Reorganization will be included as assets of Seller prior to the Reorganization.

8. The Liquidation will occur promptly following the Closing Date. In the Liquidation, Seller will distribute the Consideration Shares and its other properties (except for its corporate charter and the agreement described in Section 1.2(b)(ii) of the Reorganization Agreement).

9. Following the distribution of the Consideration Shares by Seller to the shareholders of Seller and pending dissolution of Seller under Bermuda law, Seller shall conduct no business or other activities except those necessary or useful to defend, resolve and satisfy any outstanding claims and liabilities and to complete the winding up and dissolution of Seller.

10. Seller will make a valid election, effective the day following the Closing Date, pursuant to Treas. Reg. Section 301.7701-3 to classify Seller as a partnership for U.S. federal income tax purposes.

11. The Assumed Liabilities of Seller assumed by Acquiring were incurred by the Seller in the ordinary course of its business.

12. Subject to paragraph 13 below, Acquiring, Seller, and the shareholders of Seller will pay their respective expenses, if any, incurred in connection with the Reorganization.

13. Acquiring will be required to pay or assume only those expenses of Seller that are solely and directly related to the

Reorganization in accordance with the guidelines established in Revenue Ruling 73-54, 1973-1 C.B. 187.

14. Seller is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

15. Seller will not take, and Seller is not aware of any plan or intention on the part of any Seller shareholder to take, any position on any Federal, state or local income or franchise Tax Return, or any other Tax Return, or take any other Tax reporting position, that is inconsistent with the treatment of the Reorganization as a reorganization within the meaning of Section 368(a) of the Code.

16. None of the compensation received by any stockholder-employee of Seller in respect of periods that end on or prior to the Closing Date represents separate consideration for, or is allocable to, any of such stockholder-employee's Seller Capital Stock. None of the Surviving Company Common Stock (for purposes of this document, "Acquiring Common Stock") that will be received by any Seller stockholder-employee in the Reorganization represents separately bargained-for consideration that is allocable to any employment agreement or arrangement. The compensation paid to any stockholder-employee will be for services actually rendered and will be determined by bargaining at arm's-length.

17. There is no intercorporate indebtedness existing between Acquiring and Seller that was issued or acquired, or will be settled, at a discount.

18. The Seller is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

19. The Reorganization Agreement and the Reorganization Documents represent the entire understanding of Seller and Acquiring with respect to the Reorganization.

20. The Consideration Shares and Assumed Liabilities represent the sole bargained-for consideration to be received by Seller for the Acquired Assets.

The information in this certificate is provided in connection with the preparation of your tax opinion. We understand that your opinion will be premised on the basis that all of the facts, representations and assumptions on which you are relying, whether contained herein or in the documents referred to herein, are accurate and complete and will be accurate and complete as of the Closing. We further understand that your opinion will be based in part upon the assumptions stated, and will be subject to the qualifications and limitations set forth, in your opinion letters.

                                            Very truly yours,

                                            Central European Media
                                            Enterprises Ltd.




                                            By:
                                               ---------------------------------
                                                     Name:
                                                     Title:

B.  Form of the Surviving Company Officer's Tax Certificate


[SBS BROADCASTING S.A. LETTERHEAD]


[Date]



Willkie Farr & Gallagher
787 Seventh Avenue
New York, New York  10019


Debevoise & Plimpton
875 Third Avenue
New York, New York  10022

               Reorganization Agreement dated as of March 29, 1999
                    (the "Reorganization Agreement") between
             Central European Media Enterprises, Ltd. ("Seller") and
                       SBS Broadcasting S.A. ("Acquiring")


Dear Sirs:

We are furnishing the following representations to you to enable you to prepare and deliver your tax opinions in accordance with Sections 7.2(c) and 7.3(d) of the Reorganization Agreement. We understand that you will be relying on such representations in rendering your tax opinions. Unless otherwise defined herein, capitalized terms have the meanings assigned to them in the Reorganization Agreement.

1. The Sale by Seller of the Acquired Assets to Acquiring and Liquidation of the Seller (collectively, the "Reorganization") will be carried out, insofar as such Reorganization pertains to Acquiring, as set forth in the Reorganization Agreement.

2. Neither Acquiring nor any "related person" (within the meaning of Treas. Reg.
Section 1.368-1(e)(3)) has any plan or intention to redeem or otherwise acquire Surviving Company Common Stock (for purposes of this certificate, "Acquiring Common Stock") issued in the Reorganization other than through a stock purchase program permitted under Treas. Reg. Section 1.368-1(e)(6). All Acquiring stock purchase programs will be suspended for a 30-day period following the Closing Date.

3. The facts relating to the contemplated Reorganization pursuant to the Reorganization Agreement and the documents executed in connection therewith and pursuant thereto (the "Reorganization Documents") [Joint Proxy Statement and other documents to be listed] are, insofar as such facts pertain to Acquiring, true, correct and complete in all material respects.

4. Acquiring has no plan or intention to sell or otherwise dispose of (including, without limitation, pursuant to any transfer described in Section 368(a)(2)(C) of the Code) any of the Acquired Assets or the assets held directly or indirectly by CME Media, except for dispositions made in the ordinary course of business. No transfer of Acquired Assets to any controlled corporation (as defined in Section 368(c)) shall take place for at least one year following the Reorganization unless an opinion is provided by tax counsel of recognized national standing to the effect that such transfer does not cause the Reorganization to be an indirect acquisition within the meaning of Treas. Reg.
Section 1.367(a)-3(d)(1)(v).

5. Acquiring, Seller, and the shareholders of Seller will pay their respective expenses, if any, incurred in connection with the Reorganization.

6. There is no intercorporate indebtedness existing between Acquiring and Seller that was issued, acquired, or will be settled at a discount.

7. Neither Acquiring nor any Affiliate of Acquiring owns, directly or indirectly, or has owned during the past five years, directly or indirectly, any stock of the Seller, except for 232,000 Class A Shares which were disposed of for cash on March 26, 1999 pursuant to the agreement between Acquiring and Bear, Stearns & Co. Inc., dated March 28, 1999, a true, correct and complete copy of which is attached to this certificate. Neither Acquiring nor any Affiliate of Acquiring has entered into any agreement to protect the purchaser of said Class A Shares against loss or that would permit or require Acquiring to reacquire such Class A Shares.

8. Following the Reorganization, Acquiring will continue the historic business of Seller or use a significant portion of its historic business assets in a business.

9. Acquiring is not an investment company as defined in Section
368(a)(2)(F)(iii) and (iv) of the Code.

10. Acquiring will not take any position on any Tax Return or take any other Tax reporting position that is inconsistent with the treatment of the Reorganization as a reorganization within the meaning of Section 368(a) of the Code.

11. None of the compensation received by any stockholder-employee of Seller in respect of the period after the Closing


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


Date represents separate consideration for, or is allocable to, any of such stockholder-employee's Seller Capital Stock. None of the Acquiring Common Stock that will be received by any Seller stockholder-employee in the Reorganization represents separately bargained-for consideration that is allocable to any employment agreement or arrangement. The compensation paid to any stockholder-employee will be for services actually rendered and will be determined by bargaining at arm's-length.

12. The Reorganization Agreement and Reorganization Documents represent the entire understanding of Seller and Acquiring with respect to the Reorganization.

13. The Consideration Shares and Assumed Liabilities represent the sole bargained-for consideration to be received by Seller for the Acquired Assets.

14. Aside from the Statuts Cordonnes of Acquiring and the Seller Voting Agreement, there are no agreements between Acquiring and any shareholder of Acquiring that limit the right to vote the Consideration Shares.

15. Acquiring has no present plan or intention to pay dividends or distributions after the Closing to former Seller shareholders, other than regular or normal dividend distributions made with regard to all shares of Acquiring stock. The information in this certificate is provided in connection with the preparation of your tax opinion. We understand that your opinion will be premised on the basis that all of the facts, representations and assumptions on which you are relying, whether contained herein or in the documents referred to herein, are accurate and complete and will be accurate and complete as of the Closing. We further understand that your opinion will be based in part upon the assumptions stated, and will be subject to the qualifications and limitations set forth, in your opinion letters.

                                         Very truly yours,

                                         SBS Broadcasting S.A.




                                         By:
                                            ------------------------------------
                                               Name:
                                               Title:





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
                                                             Schedule 1.1 to the
                                                        Reorganization Agreement


                                 ACQUIRED ASSETS



1.       All of the issued and outstanding capital stock of CME Media
         Enterprises B.V.

2.       All cash on hand.

3.       All bank accounts.







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
                                                          Schedule 1.1(a) to the
                                                        Reorganization Agreement



                               ASSUMED LIABILITIES



1.       US$100,000,000 Senior Notes due 2004.

2.       DM140,000,000 Senior Notes due 2004.

3. US$5,000,000 Guarantee in favor of Creditanstalt dated as of April 16, 1998.

4. US$15,000,000 Guarantee in favor of ING Bank N.V. dated as of February 26, 1999.

5.       Employment Contracts of the Seller set forth in Schedule 3.10.

6. A proposed guarantee in favor of Columbia Tristar International Television on the terms disclosed to the Surviving Company by Seller.

7.       Consulting Agreement dated December 23, 1998 with Vladimir Zelezny.

8. All liabilities of Seller with respect to the Perekhid lititagation described in Schedule 3.9.



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
                                                             Schedule 1.4 to the
                                                        Reorganization Agreement



                             DIRECTORS AND OFFICERS

A.       Board of Directors
         Harry Sloan -- Co-Chairman
         Ronald S. Lauder -- Co-Chairman
         Herbert S. Schlosser
         Frederic T. Klinkhammer
         One additional director to be designated by Seller

         Howard A. Knight
         Michael Finkelstein
         Eight additional directors to be designated by the Surviving
                  Company

B.       Executive Committee
         Michael Finkelstein -- Chairman
         Ronald S. Lauder -- Co-Chairman
         Harry Sloan -- Co-Chairman

C.       Officers
         Harry Sloan -- Chief Executive Officer
         Howard A. Knight -- Vice Chairman and Chief Operating Officer

         Other officers to be determined by the Chief Executive Officer in consultation with the Executive Committee.



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
                                                             Schedule 7.1 to the
                                                        Reorganization Agreement



                                REQUIRED CONSENTS


1. All consents and approvals of regulatory bodies or authorities in any jurisdiction in which Seller or the Surviving Company conducts broadcast operations, if such consents or approvals are required in order for the Surviving Company, on and after the Closing Date, to continue to operate the businesses operated by the Surviving Company and Seller prior to the Closing Date.

2.    The Debt Consent, to the extent required to be obtained as provided in
Section 6.19 of the Agreement.




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